As filed with the Securities and Exchange Commission on February 17, 2012
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NORTHWESTERN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-0172280 (I.R.S. Employer Identification No.)
3010 West 69th Street Sioux Falls, South Dakota 57108 (605) 978-2900 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Heather H. Grahame
Vice President and General Counsel
NorthWestern Corporation
208 N. Montana Ave., Suite 205
Helena, MT 59601
(406) 443-5658

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert J. Joseph
Jones Day
77 West Wacker Drive
Chicago, Illinois 60601
(312) 782-3939
____________________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
____________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
South Dakota First Mortgage Bonds and Montana First Mortgage Bonds (collectively, the “First Mortgage Bonds”)
Preferred Stock, $0.01 par value per share
Depositary Shares representing Preferred Stock
Common Stock, $0.01 par value per share

(1)
An unspecified aggregate amount of the securities of each identified class is being registered as may from time to time be offered by NorthWestern Corporation, at unspecified prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, settlement, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of the entire registration fee.

PROSPECTUS

First Mortgage Bonds, Preferred Stock, Depositary Shares Representing Preferred Stock and Common Stock

We may offer from time to time any combination of the securities described in this prospectus in one or more offerings and in amounts and at prices authorized from time to time. We will provide the specific terms of our securities, including their offering prices, in one or more supplements to this prospectus. Each supplement may also add, update or change information contained in this prospectus.  This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any supplements carefully before you invest.

Our common stock is quoted on the New York Stock Exchange under the ticker symbol “NWE.” On February 10, 2012, the closing price of our common stock on the New York Stock Exchange was $34.77 per share.

To read about certain factors you should consider before investing in the securities being offered, see “Risk Factors” on page 3 and the discussion of risk factors, if any, discussed in the accompanying prospectus supplement, as well as the risk factors contained in our annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus.

Our principal executive offices are located at NorthWestern Corporation, 3010 W. 69th Street, Sioux Falls, South Dakota 57108, and our telephone number is (605) 978-2900.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 17, 2012.

TABLE OF CONTENTS

About This Prospectus	1
Where You Can Find More Information About Us	1
Incorporation by Reference	1
Forward-Looking Statements	2
Risk Factors	3
Northwestern Corporation	3
Use of Proceeds	4
Description of First Mortgage Bonds	4
Description of Nebraska and South Dakota Mortgage Bonds	4
Description of Montana Mortgage Bonds	15
Description of Capital Stock	27
Description of Depositary Shares	31
Plan of Distribution	34
Experts	35
Legal Opinions	35

i

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, references to “we,” “us,” “our,” “NorthWestern Corporation,” “NorthWestern Energy,” and “NorthWestern” refer specifically to NorthWestern Corporation and its subsidiaries.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may offer and sell, from time to time, any combination of the securities described in this prospectus in one or more offerings. The registration statement is unlimited to the amount of securities that may be registered. The actual amount of securities being offered and sold will be disclosed in a prospectus supplement filed at the time of the applicable offering.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement, if necessary. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation by Reference.”

For more detailed information about the securities, you can read the exhibits to the registration statement of which this prospectus is a part. Those exhibits have been either filed with the registration statement or incorporated by reference from our SEC filings.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC.  As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you.  Statements made in this prospectus and in any prospectus supplement about legal documents may not necessarily be complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC.

We also file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our SEC filings are also available to the public on the SEC’s website (http://www.sec.gov) or on our website (http://www.northwesternenergy.com).  However, the information on our website does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in documents that we file with the SEC, which means that we may disclose important information to you by referring you to those documents in this prospectus. The information incorporated by reference is an important part of this prospectus.

The following documents have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and are incorporated in this prospectus by reference and made a part of this prospectus.

•	Annual Report on Form 10-K for the year ended December 31, 2011; and

•	Form 8-A filed on April 3, 2008.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these documents, at no cost to you, by writing or calling Investor Relations, NorthWestern Corporation, 3010 W. 69th Street, Sioux Falls, South Dakota 57108, telephone (605) 978-2900.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and made a part of this prospectus from the date of filing of such documents; provided, however, that we are not incorporating any information furnished under Item 2.02 or 7.01 of any current report on Form 8-K unless specifically stated otherwise. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus, any prospectus supplement or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement in this prospectus will be deemed to be modified or superseded to the extent a statement contained in any prospectus supplement or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or any free writing prospectus that we provide to you. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement or any free writing prospectus that we provide to you is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus is accurate as of any date other than the date of such document incorporated by reference.

FORWARD-LOOKING STATEMENTS

On one or more occasions, we may make statements in this prospectus, any prospectus supplement or the documents incorporated by reference regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this prospectus or any prospectus supplement relating to management’s current expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•
potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, as well as adverse determinations by regulators, could have a material adverse effect on our liquidity, results of operations and financial condition;

•
we have capitalized approximately $20.9 million in preliminary survey and investigative costs related to our proposed Mountain States Transmission Intertie transmission project. If our efforts to complete this project are not successful we may have to write-off all or a portion of these costs which could have a material adverse effect on our results of operations;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

We have attempted to identify, in context, certain of the factors that we believe may cause actual future experience and results to differ materially from our current expectation regarding the relevant matter or subject area. In addition to the items specifically discussed above, our business and results of operations are subject to the uncertainties described under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2011.

From time to time, oral or written forward-looking statements are also included in our annual, quarterly and current reports and proxy statements filed with the SEC, press releases, analyst and investor conference calls, and other communications released to the public. We believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable. However, any or all of the forward-looking statements in this prospectus, any prospectus supplement, our annual, quarterly and current reports and proxy statements filed with the SEC and any other public statements that are made by us may prove to be incorrect. This may occur as a result of assumptions that turn out to be inaccurate or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this prospectus and any prospectus supplement, certain of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of any of our forward-looking statements in this prospectus, any prospectus supplement or other public communications as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent annual, quarterly and current reports and proxy statements filed with the SEC.

 RISK FACTORS

Investing in our securities involves certain risks. You are urged to carefully read and consider the risk factors relating to an investment in our securities described in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks, as well as any other information that we include or incorporate by reference in this prospectus and any prospectus supplement. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in our securities and the particular type of securities we are offering under that prospectus supplement.

NORTHWESTERN CORPORATION

NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 668,300 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002.

We were incorporated in Delaware in November 1923. Our principal office is located at 3010 West 69th Street, Sioux Falls, South Dakota 57108, and our telephone number is 605-978-2900.  We maintain an Internet site at http://www.northwesternenergy.com, which contains information concerning us. Our Internet site and the information contained therein or connected thereto are not intended to be incorporated into this prospectus and should not be considered a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	2.5	2.5	2.3	2.7	2.4

(1)
No shares of our preferred stock were outstanding during the years ended December 31, 2011, 2010, 2009, 2008, and 2007. Accordingly, the ratios of earnings to fixed charges and preferred dividends are not separately stated from the ratios of earnings to fixed charges for the periods listed above.

USE OF PROCEEDS

Except as may otherwise be set forth in the applicable prospectus supplement, the net proceeds from the sale of the securities will be added to our general funds and may be used for funding capital requirements, for the refunding of outstanding debt obligations, for corporate development purposes (including the potential acquisition of businesses and/or business assets), and for other general business purposes.  The specific use of the net proceeds of a particular offering of securities will be described in the applicable prospectus supplement.

DESCRIPTION OF FIRST MORTGAGE BONDS

The following description sets forth the general terms and provisions of certain first mortgage bonds  that we may offer by this prospectus. We will describe the particular terms of any first mortgage bonds , and provisions that vary from those described below, in one or more prospectus supplements. Our first mortgage bonds will be represented either by global securities registered in the name of The Depository Trust Company (“DTC”), as depository (“Depository”), or its nominee, or by securities in certificated form issued to the registered owners, as described in the applicable prospectus supplement.  See “—Book-Entry System” below.

Description of Nebraska and South Dakota Mortgage Bonds

The Nebraska and South Dakota Mortgage Bonds will be bonds, notes or other evidences of indebtedness authenticated and delivered under a General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993, between NorthWestern and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A. (successor by merger to The Chase Manhattan Bank (National Association))), as trustee (the “SD Bond Trustee”). In this prospectus, we refer to this General Mortgage and Deed of Trust, as supplemented by various supplemental indentures, as the “SD Mortgage.” A copy of the SD Mortgage, as supplemented to date, has been incorporated by reference to the registration statement of which this prospectus forms a part, and the supplemental indenture relating to any series of SD Mortgage Bonds will be filed as an exhibit to or incorporated by reference in the registration statement at or prior to the time of issuance of that series of SD Mortgage Bonds.

The following description is a summary of the material provisions of the SD Mortgage and the SD Mortgage Bonds. This summary does not purport to be complete and does not restate the SD Mortgage in its entirety. This summary is subject to, and qualified in its entirety by, reference to the provisions of the SD Mortgage. We urge you to read the SD Mortgage because it, and not this description, defines your rights as a holder of the bonds. Certain defined terms used in this description but not defined below have the meanings assigned to them in the SD Mortgage. Whenever particular provisions or defined terms in the SD Mortgage are referred to, such provisions or defined terms are incorporated by reference herein. References to article and section numbers in this description of the SD Mortgage Bonds, unless otherwise indicated, are references to article and section numbers of the General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993.  For purposes of this Description of the SD Mortgage Bonds, references to NorthWestern refer to NorthWestern only and not to its subsidiaries.

General

The maximum principal amount of SD Mortgage Bonds which may be issued under the SD Mortgage is limited to $500,000,000, but NorthWestern and the SD Bond Trustee may enter into supplemental indentures to increase that amount without the consent of the holders of outstanding SD Mortgage Bonds. As of February 17, 2012, there were outstanding (i) $55 million of 6.05% Series SD Mortgage Bonds due 2018, and (ii) $64 million of 5.01% Series SD Mortgage Bonds due 2025. Additional Mortgage Bonds may be issued under the SD Mortgage on the basis of property additions, retired bonds and cash. See “Issuance of Additional SD Mortgage Bonds” below.

If NorthWestern uses this prospectus to offer any SD Mortgage Bonds, an accompanying prospectus supplement will describe, among other things, the following terms of the SD Mortgage Bonds being offered:

•	the title (series designation);

•	any limit upon aggregate principal amount;

•	the principal repayment dates;

•	the interest rates and the date interest begins to accrue (or the method of determining them) and the basis for calculating interest;

•	the place or places for payment;

•	the dates on which we will pay interest and the record dates for such interest payments;

•	the basis for issuance;

•	the terms and conditions of optional redemption, if any, including periods, dates and prices;

•	the terms and conditions of mandatory or sinking fund redemption, including periods, dates and prices;

•	the denominations;

•	the currency or currencies in which payment of the bonds shall be payable; and

•	any other terms of such series.

While the SD Mortgage requires NorthWestern to maintain the mortgaged property, it does not contain any provisions for a maintenance or sinking fund and, except as may be provided in a supplemental indenture and described in the applicable prospectus supplement, there will be no provisions for any such funds for the SD Mortgage Bonds.

SD Mortgage Bonds may be issued as discount bonds, which may be sold at a discount below their principal amount. These SD Mortgage Bonds, as well as other SD Mortgage Bonds that are not issued at a discount below their principal amount, may be deemed to have been issued with “original issue discount” for United States federal income tax purposes. The applicable prospectus supplement will describe any special United States federal income tax considerations applicable to SD Mortgage Bonds issued with original issue discount, including discount bonds. In addition, the applicable prospectus supplement will describe any special United States federal income tax considerations or other restrictions or terms applicable to any series of SD Mortgage Bonds that is issuable in bearer form, offered exclusively to United States aliens, denominated in a currency other than United States dollars or having other special characteristics.

Other than the security afforded by the lien of the SD Mortgage and the restrictions on the issuance of additional SD Mortgage Bonds, the holders of the outstanding SD Mortgage Bonds do not, and unless the prospectus supplement that describes a particular series of SD Mortgage Bonds provides otherwise with respect to that series, the holders of any SD Mortgage Bonds to be offered by this prospectus will not, have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving NorthWestern. See “Consolidation, Merger, Conveyance, Transfer or Lease” below.

Redemption of the SD Mortgage Bonds

If the series of SD Mortgage Bonds being offered is subject to optional or mandatory redemption, these terms will be described in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement with respect to SD Mortgage Bonds redeemable at the option of the holder, SD Mortgage Bonds will be redeemable only upon notice by mail not less than 30 days prior to the date fixed for redemption, and, if less than all the SD Mortgage Bonds of a series, or any tranche thereof, are to be redeemed, the particular SD Mortgage Bonds to be redeemed will be selected by such method as shall be provided for the particular series or tranche, or in the absence of any such provision, by such method as the bond registrar deems fair and appropriate. (See Sections 5.03 and 5.04.)

Any notice of redemption at the option of NorthWestern may state that the redemption will be conditioned upon receipt by the SD Bond Trustee, on or prior to the date fixed for redemption, of money sufficient to pay the principal of and any premium and interest on the SD Mortgage Bonds being redeemed. In that event, if the required amount of money has not been so received, then the notice of redemption will be of no force and effect and NorthWestern will not be required to redeem the SD Mortgage Bonds. (See Section 5.04.)

Security

Except as discussed below, SD Mortgage Bonds to be issued pursuant to this prospectus will be secured equally and ratably with all of our other outstanding SD Mortgage Bonds by a valid first mortgage lien of the SD Mortgage on NorthWestern’s properties used in the generation, production, transmission or distribution of electricity or the distribution of gas in any form and for any purpose in the States of South Dakota and Nebraska, together with the properties owned by NorthWestern as of August 1, 1993 located in the States of North Dakota and Iowa (which consist principally of shared ownership interests in electric generating facilities). Unless NorthWestern otherwise elects, the lien of the SD Mortgage does not extend to any properties that NorthWestern acquired in the States of North Dakota and Iowa after August 1, 1993.

Without the consent of the holders of any SD Mortgage Bonds, NorthWestern and the SD Bond Trustee may enter into supplemental indentures to extend the lien of the SD Mortgage to additional property, whether or not used in NorthWestern’s electric or gas utility businesses, including property which would otherwise be excepted from the SD Mortgage lien. (See Section 14.01.) This additional property, so long as it would otherwise constitute “Property Additions” (as described below), would then be available as a basis for the issuance of SD Mortgage Bonds. See “Issuance of Additional SD Mortgage Bonds” below.

The SD Mortgage contains provisions subjecting after-acquired property to the lien of the SD Mortgage. These provisions are limited in the case of consolidation or merger (whether or not NorthWestern is the surviving corporation) or sale of substantially all of NorthWestern’s assets. In the event NorthWestern consolidates, merges or transfers all the SD Mortgaged Property as or substantially as an entirety, the SD Mortgage lien will only be required to extend to properties acquired by the successor corporation from NorthWestern in or as a result of the transaction, together with improvements, extensions and additions to those properties and renewals, replacements and substitutions of or for any part or parts of those properties. See Article Thirteen of the General Mortgage Indenture and Deed of Trust and “Consolidation, Merger, Conveyance, Transfer or Lease” below. In addition, after-acquired property may be subject to vendors’ liens, purchase money mortgages and other liens thereon at the time of acquisition.

The SD Mortgage provides that the SD Bond Trustee will have a lien, prior to the lien on behalf of the holders of SD Mortgage Bonds, upon the mortgaged property (including any money collected as proceeds of the mortgaged property), for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)

Excepted Property

The following, among other things, are excepted from the lien of the SD Mortgage:

•	cash and securities not paid to, deposited with or held by the SD Bond Trustee under the SD Mortgage;

•	contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, intellectual property rights and other general intangibles;

•	permits, licenses and franchises;

•	automobiles, other vehicles, movable equipment, aircraft and vessels;

•	goods, wares and merchandise held for sale in the ordinary course of business or for use by or for the benefit of NorthWestern;

•	fuel, materials, supplies and other personal property consumable in the operations of NorthWestern’s business;

•	computers, machinery and equipment;

•	coal, ore, gas, oil, minerals and timber mined or extracted from the land;

•	gas transmission lines connecting wells with main or branch trunk lines or field gathering lines connecting wells with main or branch trunk lines;

•	electric energy, gas, steam, water and other products generated, produced or purchased;

•	leasehold interests; and

•	books and records.

(See Granting Clauses.)

Permitted Liens

The lien of the SD Mortgage is subject to permitted liens, including:

•	tax liens and other governmental charges which are not delinquent and which are being contested;

•	construction and materialmen’s liens;

•	judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, property of NorthWestern;

•	leasehold interests;

•	liens on NorthWestern’s pollution control and sewage and solid waste facilities in connection with the issuance of pollution control revenue bonds; and

•	other liens and encumbrances.

(See Section 1.01.)

Issuance of Additional SD Mortgage Bonds

General. The maximum principal amount of SD Mortgage Bonds which may be issued under the SD Mortgage is limited to $500,000,000, but NorthWestern and the SD Bond Trustee may enter into supplemental indentures to increase that amount without the consent of the holders of any SD Mortgage Bonds. (See Sections 3.01 and 14.01.) SD Mortgage Bonds of any series may be issued from time to time under Article Four of the General Mortgage Indenture and Deed of Trust on the basis of, and in an aggregate principal amount not exceeding, the sum of the following:

(1)
75% of the cost or fair value (whichever is less) of Property Additions which do not constitute “bonded” Property Additions, after specified deductions and additions, primarily including adjustments to offset property retirements. “Bonded” Property Additions are those that have been made the basis of the authentication and delivery of SD Mortgage Bonds, the release of SD Mortgaged Property or cash withdrawals.

(2)
The aggregate principal amount of SD Mortgage Bonds no longer outstanding under the SD Mortgage, including SD Mortgage Bonds deposited under any sinking or analogous funds, which have not been used for other purposes under the SD Mortgage and which are not to be paid, redeemed or otherwise retired by the application of funded cash.

(3)	Any cash deposited with the SD Bond Trustee.

Net Earnings Test.  In general, NorthWestern may not issue SD Mortgage Bonds unless its Adjusted Net Earnings (as described below) for 12 consecutive months within the preceding 18 months were at least one and three-fourths times the Annual Interest Requirements on all SD Mortgage Bonds then outstanding or applied for, and all other indebtedness secured by a lien prior to the lien of the SD Mortgage, except that this net earnings test does not apply if the additional SD Mortgage Bonds to be issued have no stated interest rate prior to maturity. While any  SD Mortgage Bonds remain outstanding, if Adjusted Net Earnings of NorthWestern, calculated on an allocated basis taking into account only the portions of the items otherwise included in the calculation of Adjusted Net Earnings that are reasonably allocated to or from the SD Mortgaged Property, are less than Adjusted Net Earnings of NorthWestern calculated without such allocation, the lesser Adjusted Net Earnings amount is required to be used for purposes of the Net Earnings Test.  NorthWestern is not required to satisfy the net earnings requirement prior to issuing SD Mortgage Bonds in replacement of retired SD Mortgage Bonds unless the stated maturity of the retired SD Mortgage Bonds is more than five years after the date NorthWestern proposes to replace them and the stated interest rate, if any, on the retired SD Mortgage Bonds immediately prior to maturity is less than the initial stated interest rate, if any, on the replacement SD Mortgage Bonds. (See Section 1.03, as amended by various supplemental indentures and Article Four.)

Adjusted Net Earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest on any indebtedness and amortization of debt discount and expense; any non-recurring charge to income (including the recognition of expense or impairment due to the non-recoverability of assets or expense), whether or not recorded as a non-recurring item in NorthWestern’s books of account; and any refund of revenues previously collected or accrued by NorthWestern subject to possible refund. With respect to SD Mortgage Bonds of a series subject to a periodic offering (such as a medium-term note program), the SD Bond Trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the SD Mortgage Bonds of the series (unless NorthWestern’s order requesting the authentication and delivery of SD Mortgage Bonds is delivered on or after the date which is two years after the most recent net earnings certificate was delivered, in which case an updated certificate would be required to be delivered). (See Sections 1.03 and 4.01.)

Property Additions

Property Additions generally include any property which is owned by NorthWestern and is subject to the lien of the SD Mortgage, except any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of NorthWestern. (See Section 1.04.)

Release of Property

NorthWestern may obtain the release from the lien of the SD Mortgage of any SD Mortgaged Property if the fair value of all of the SD Mortgaged Property (excluding the SD Mortgaged Property to be released but including any SD Mortgaged Property to be acquired by NorthWestern with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 133% of the aggregate principal amount of SD Mortgage Bonds outstanding.

The SD Mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain and provides for dispositions of obsolete property and grants of surrender of certain rights without any release or consent by the SD Bond Trustee.

If any property released from the lien of the SD Mortgage continues to be owned by NorthWestern, the SD Mortgage will not become a lien on any improvement, extension or addition to the property or renewals, replacements or substitutions of or for any part or parts of the property. (See Article Eight.)

Withdrawal of Cash

Subject to certain limitations, NorthWestern may withdraw cash held by the SD Bond Trustee to the extent of the cost or fair value (whichever is less) of unbonded Property Additions, after deductions and additions primarily including adjustments to offset retirements. Alternatively, NorthWestern may withdraw cash held by the SD Bond Trustee in an amount equal to 133% of the aggregate principal amount of SD Mortgage Bonds that NorthWestern would be entitled to issue on the basis of retired SD Mortgage Bonds (with any withdrawal being in lieu of the issuance of those bonds), or in an amount equal to 133% of the aggregate principal amount of any outstanding SD Mortgage Bonds delivered to the SD Bond Trustee. In addition, the SD Bond Trustee may, upon the request of NorthWestern, use cash to purchase SD Mortgage Bonds (at prices not exceeding 133% of the principal amount thereof) or to redeem or pay at stated maturity SD Mortgage Bonds, with any SD Mortgage Bonds received by the SD Bond Trustee pursuant to these provisions being canceled by the SD Bond Trustee. (See Section 8.06.) Notwithstanding the foregoing, cash deposited with the SD Bond Trustee as the basis for authentication and delivery of SD Mortgage Bonds may only be withdrawn in an amount equal to the aggregate principal amount of SD Mortgage Bonds NorthWestern would be entitled to issue on any basis (with any withdrawal being in lieu of the issuance of those bonds), or may, upon the request of NorthWestern, be used to purchase, redeem or pay SD Mortgage Bonds at prices not exceeding, in the aggregate, the principal amount thereof. (See Sections 4.05 and 7.02.)

Consolidation, Merger, Conveyance, Transfer or Lease

NorthWestern may not consolidate with or merge into any other corporation or convey, transfer or lease the SD Mortgaged Property as or substantially as an entirety to any person unless the transaction is on terms that will fully preserve the lien and security of the SD Mortgage and the rights and powers of the SD Bond Trustee and the holders of SD Mortgage Bonds, and the successor corporation or person is organized and existing under the laws of the United States of America or any state or territory thereof or the District of Columbia, and executes and delivers to the SD Bond Trustee a supplemental indenture. This supplemental indenture must contain an assumption by the successor corporation or person of the due and punctual payment of the principal of and any premium and interest on the SD Mortgage Bonds and the performance of all of the covenants of NorthWestern under the SD Mortgage and contain a grant, conveyance, transfer and mortgage by the successor corporation or person confirming the lien of the SD Mortgage on the SD Mortgaged Property and subjecting to the lien all property thereafter acquired which constitutes an improvement, extension or addition to the SD Mortgaged Property or a renewal, replacement or substitution of or for any part thereof. At the election of the successor corporation or person, the supplemental indenture may contain a provision subjecting to the lien of the SD Mortgage any other property then owned or thereafter acquired by the successor as it may specify. In the case of a lease of the SD Mortgaged Property, the lease will be made expressly subject to termination by NorthWestern or the SD Bond Trustee at any time during the continuance of an event of default under the SD Mortgage. (See Section 13.01.)

The SD Mortgage does not contain provisions requiring the repurchase of the SD Mortgage Bonds upon the change in control of NorthWestern.

Modification of SD Mortgage

Modifications Without Consent.  Without the consent of the holders of any SD Mortgage Bonds, NorthWestern and the SD Bond Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another person to NorthWestern and the assumption by any successor of the covenants of NorthWestern in the SD Mortgage and in the SD Mortgage Bonds;

•
to add one or more covenants of NorthWestern or other provisions for the benefit of all holders of SD Mortgage Bonds or for the benefit of the holders of, or to remain in effect only so long as there are outstanding, SD Mortgage Bonds of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon NorthWestern by the SD Mortgage;

•
to correct or amplify the description of any property subject to the lien of the SD Mortgage, or better to assure, convey and confirm to the SD Bond Trustee any property subject or required to be subjected to the lien of the SD Mortgage, or to subject to the lien of the SD Mortgage additional property;

•
to convey, transfer and assign to the SD Bond Trustee, and to subject to the lien of the SD Mortgage, property of subsidiaries of NorthWestern which is or will be used for one or more of the primary purposes of NorthWestern’s business;

•
to change or eliminate any provision of the SD Mortgage or to add any new provision to the SD Mortgage, provided that any change, elimination or addition that adversely affects the interests of the holders of any series or tranche of SD Mortgage Bonds in any material respect will not become effective with respect to that series or tranche;

•	to establish the form or terms of the SD Mortgage Bonds of any series or tranche as permitted by the SD Mortgage;

•
to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, thereon and for the procedures for the registration, exchange, replacement and voting of bearer securities and related matters;

•	to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee;

•	to provide the procedures required for a non-certificated system of registration for all, or any series or tranche of, the SD Mortgage Bonds;

•
to change any place where (1) payments on the SD Mortgage Bonds of any series or tranche will be made, (2) the SD Mortgage Bonds of any series or tranche may be surrendered for registration of transfer or for exchange or (3) notices and demands to or upon NorthWestern in respect of the SD Mortgage Bonds of any series or tranche and the SD Mortgage may be served;

•
to cure any ambiguity in the SD Mortgage, to correct or supplement any provision which may be defective or inconsistent with any other provision in the SD Mortgage, or to make any other changes and additions with respect to matters and questions arising under the SD Mortgage, so long as such other changes or additions do not adversely affect the interests of the holders of SD Mortgage Bonds of any series or tranche in any material respect;

•	to reflect changes in generally accepted accounting principles;

•
to provide the terms and conditions of the exchange or conversion, at the option of the holders of SD Mortgage Bonds of any series, of those SD Mortgage Bonds for or into SD Mortgage Bonds of another series or stock or other securities of NorthWestern or any other corporation;

•	to change the words “SD Mortgage Bonds” to “First SD Mortgage Bonds” in the descriptive title of all outstanding SD Mortgage Bonds at any time;

•	to comply with the rules or regulations of any national securities exchange on which any of the SD Mortgage Bonds may be listed; or

•	to increase the aggregate principal amount of SD Mortgage Bonds that may be authenticated and delivered under the SD Mortgage.

(See Section 14.01.)

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended in such a way as to require changes to the SD Mortgage or to permit changes to, or the elimination of, provisions which the Trust Indenture Act previously required to be contained in the SD Mortgage, NorthWestern and the SD Bond Trustee may, without the consent of the holders of any SD Mortgage Bonds, enter into one or more supplemental indentures to evidence or effect that amendment. (See Sections 14.01.)

Modifications Requiring Consent. Except as provided above, the SD Mortgage may not be amended or supplemented without bond holder approval. In most instances, the holders of not less than a majority in aggregate principal amount of the outstanding SD Mortgage Bonds of all series or tranches that are affected by the proposed supplemental indenture, considered as one class, is sufficient to approve a supplemental indenture. However, a supplemental indenture that does any of the following must be approved by each holder of the outstanding SD Mortgage Bonds that would be directly affected:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any SD Mortgage Bond;

•
reduces the principal amount of any SD Mortgage Bond or the rate of interest thereon (or the amount of any installment of interest thereon) or changes the method of calculating such rate or reduces any premium payable upon the redemption thereof, or reduces the amount of the principal of a discount bond that would be due and payable upon a declaration of acceleration of maturity or changes the coin or currency (or other property) in which any SD Mortgage Bond or any premium or the interest thereon is payable;

•	impairs the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•
permits the creation of any lien ranking prior to the lien of the SD Mortgage with respect to all or substantially all of the SD Mortgaged Property or terminates the lien of the SD Mortgage on all or substantially all of the SD Mortgaged Property, or deprives a holder of the benefit of the security of the lien of the SD Mortgage;

•
reduces the percentage in principal amount of the outstanding SD Mortgage Bonds of such series or tranche, the consent of the holders of which is required to enter into any supplemental indenture or to waive compliance with any provision of the SD Mortgage or any default thereunder and its consequences, or reduces the requirements for quorum or voting; or

•	modifies certain of the provisions of the SD Mortgage relating to supplemental indentures, waiver of certain covenants and waivers of past defaults.

A supplemental indenture which changes or eliminates any covenant or other provision of the SD Mortgage which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there are outstanding, SD Mortgage Bonds of one or more specified series, or one or more tranches thereof, or modifies the rights of the holders of SD Mortgage Bonds of those series or tranches with respect to that covenant or other provision, will be deemed not to affect the rights under the SD Mortgage of the holders of the SD Mortgage Bonds of any other series or tranche. (See Section 14.02.)

Waiver

The holders of at least a majority in aggregate principal amount of all SD Mortgage Bonds may waive NorthWestern’s obligations to comply with covenants requiring it to maintain its corporate existence and properties, pay taxes and discharge liens, maintain insurance and make filings necessary to protect the security of the holders of SD Mortgage Bonds and the rights of the SD Bond Trustee, provided that the waiver occurs before the time for such  compliance is required. The holders of at least a majority in aggregate principal amount of outstanding SD Mortgage Bonds of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with NorthWestern’s obligation to maintain an office or agency where SD Mortgage Bonds of those series or tranches may be surrendered for payment, registration, transfer or exchange, and compliance with any other covenant specified in a supplemental indenture respecting those series or tranches. (See Section 6.09.)

Events of Default

Each of the following events constitutes an “Event of Default” under the SD Mortgage:

•	failure to pay interest on any SD Mortgage Bond within 60 days after it becomes due;

•	failure to pay principal of or premium, if any, on any SD Mortgage Bond within 15 days after its maturity;

•
failure to perform or breach of any covenant or warranty of NorthWestern in the SD Mortgage (other than a covenant to pay interest, principal or premium with respect to any SD Mortgage Bond) for a period of 60 days after NorthWestern receives a notice of default, subject to extension as described below; or

•	Specified events relating to reorganization, bankruptcy and insolvency of NorthWestern and appointment of a receiver or trustee for its property. (See Section 10.01.)

Notices of Default.  Either the SD Bond Trustee or the holders of at least 50% in principal amount of outstanding SD Mortgage Bonds may give a notice of default specifying the default or breach and requiring it to be remedied. The SD Bond Trustee (if it gave the notice), or the SD Bond Trustee and the holders of at least the same principal amount of SD Mortgage Bonds as gave the notice (if bondholders gave the notice) may agree to extend the 60-day period prior to its expiration and will be deemed to have agreed to an extension as long as NorthWestern has initiated and is diligently pursuing corrective action.  The SD Mortgage provides that the SD Bond Trustee will give the holders notice of any default under the SD Mortgage to the extent required by the Trust Indenture Act, unless the default is cured, or waived, except that no notice to holders of an Event of Default that is subject to a 60-day cure period may be given until at least 45 days after the failure to perform or breach giving rise to the default. (See Section 11.02.) The Trust Indenture Act currently permits the SD Bond Trustee to withhold notice of default (except for certain payment defaults) if the SD Bond Trustee in good faith determines that doing so is in the interest of the holders.

Acceleration of Maturity.  If an Event of Default occurs and is continuing, then the SD Bond Trustee or the holders of not less than a majority in principal amount of the SD Mortgage Bonds then outstanding may declare the principal amount (or if the SD Mortgage Bonds are discount bonds, any portion of the principal amount that may be provided pursuant to the terms of the SD Mortgage) of all of the SD Mortgage Bonds, together with any premium and interest accrued thereon, to be immediately due and payable. At any time after declaration of the maturity of the SD Mortgage Bonds then outstanding, but before the sale of any of the SD Mortgaged Property and before a judgment or decree for payment of money is obtained by the SD Bond Trustee as provided in the SD Mortgage, the Event or Events of Default giving rise to the declaration of acceleration will be deemed to have been waived, and the declaration rescinded and annulled, if:

•	NorthWestern has paid the SD Bond Trustee a sum sufficient to pay:

o	any overdue interest on all SD Mortgage Bonds;

o
the principal of and any premium on any SD Mortgage Bonds which have become due otherwise than by declaration of acceleration and interest thereon at the rate or rates prescribed in those SD Mortgage Bonds; and

o	all amounts due to the SD Bond Trustee as compensation and reimbursement as provided in the SD Mortgage; and

•
any Event or Events of Default other than the non-payment of the principal of SD Mortgage Bonds which have become due solely by declaration of acceleration have been cured or waived as provided in the SD Mortgage. (See Sections 10.02 and 10.17.)

Possession and Sale of Mortgaged Property.  The SD Mortgage provides that, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the SD Bond Trustee has the power to take possession of, hold, operate, manage or sell the SD Mortgaged Property. If the SD Mortgaged Property is sold, whether by the SD Bond Trustee or pursuant to judicial proceedings, the principal of the outstanding SD Mortgage Bonds, if not previously due, will become immediately due, together with any premium and accrued interest. (See Sections 10.03, 10.04 and 10.05.)

Right to Direct Proceedings.  If an Event of Default occurs and is continuing, the holders of a majority in principal amount of the SD Mortgage Bonds then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the SD Bond Trustee or exercising any trust or power conferred on the SD Bond Trustee. However, the SD Bond Trustee need not follow any direction that conflicts with any rule of law or with the SD Mortgage, that could involve the SD Bond Trustee in personal liability in circumstances where indemnity would not, in the SD Bond Trustee’s sole discretion, be adequate or that is unduly prejudicial to the rights of the nonassenting holders. The SD Bond Trustee may take any other action it deems proper which is not inconsistent with that direction. (See Section 10.16.)

Limitation on Right to Institute Proceedings.  No holder of any SD Mortgage Bond will have any right to institute any proceeding, judicial or otherwise, with respect to the SD Mortgage, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (1) the holder has previously given to the SD Bond Trustee written notice of a continuing Event of Default, (2) the holders of not less than a majority in aggregate principal amount of the SD Mortgage Bonds then outstanding have made written request to the SD Bond Trustee to institute proceedings in respect of that Event of Default and have offered the SD Bond Trustee reasonable indemnity against costs and liabilities incurred in complying with such request, (3) for 60 days after receipt of notice from the holder, the SD Bond Trustee has failed to institute any proceeding and (4) no direction inconsistent with the holder’s request has been given to the SD Bond Trustee during such 60-day period by the holders of a majority in aggregate principal amount of SD Mortgage Bonds then outstanding. Furthermore, no holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other holders. (See Section 10.11.)

No Impairment of Right to Receive Payment.  Notwithstanding these limitations on the right to institute a proceeding with respect to the SD Mortgage, each holder of a SD Mortgage Bond has the right, which is absolute and unconditional, to receive payment of the principal of and any premium and interest on that holder’s SD Mortgage Bond when due and to institute suit for the enforcement of that payment, and this right to payment may not be impaired without the consent of the holder. (See Section 10.12.)

Indemnification of SD Bond Trustee.  As a condition to taking action to enforce the lien of the SD Mortgage and to institute action on the SD Mortgage Bonds, the SD Bond Trustee may require adequate indemnity against costs, expense and liabilities to be incurred in connection therewith. (See Sections 10.11 and 11.01.)

Defeasance

Any SD Mortgage Bonds, or any portion of the principal amount of any SD Mortgage Bonds, will be deemed to have been paid for purposes of the SD Mortgage if there has been irrevocably deposited in trust with the SD Bond Trustee, money or Eligible Obligations (as described below), or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of and any premium and interest due and to become due on such SD Mortgage Bonds or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in those direct obligations or in any specific interest or principal payments due in respect thereof.

Resignation and Removal of the SD Bond Trustee

The SD Bond Trustee may resign at any time by giving written notice to NorthWestern. The holders of a majority in principal amount of SD Mortgage Bonds then outstanding may remove the SD Bond Trustee at any time by delivering written notice to the SD Bond Trustee and NorthWestern. No resignation or removal of the SD Bond Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts its appointment in accordance with the requirements of the SD Mortgage. In addition, if any of the following conditions is satisfied (i) the SD Bond Trustee has or acquires any conflicting interest within the meaning of the Trust Indenture Act and fails to eliminate such conflicting interest or resign following notice, (ii) the SD Bond Trustee ceases to satisfy the eligibility requirements set forth in the SD Mortgage and fails to resign following notice, or (iii) the SD Bond Trustee becomes incapable of acting or is adjudged bankrupt or insolvent or a receiver of the SD Bond Trustee or its property is appointed or any public office takes charge or control of the SD Bond Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, and so long as no Event of Default or event which, after notice of lapse of time, or both, would become an Event of Default has occurred and is continuing, NorthWestern may, by resolution of its Board of Directors, appoint a successor trustee. If NorthWestern delivers to the SD Bond Trustee a resolution appointing a successor trustee and that successor has accepted such appointment in accordance with the terms of the SD Mortgage, the SD Bond Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the SD Mortgage. (See Section 11.10.)

Governing Law

The SD Mortgage and the SD Mortgage Bonds are governed by the internal laws of the State of South Dakota, except the rights, duties and obligations of the SD Bond Trustee are governed by the laws of the State of New York. (See Section 1.15).

Concerning the SD Bond Trustee

The Bank of New York Mellon, the SD Bond Trustee under the SD Mortgage, has been a regular depositary of funds of NorthWestern. There are instances under the Trust Indenture Act which would require the SD Bond Trustee to resign.

Registration and Transfer

The transfer of the SD Mortgage Bonds may be registered, and SD Mortgage Bonds may be exchanged for other SD Mortgage Bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the office of The Bank of New York Mellon, as bond registrar for the SD Mortgage Bonds. NorthWestern may change the place for registration of transfer of the SD Mortgage Bonds, may appoint one or more additional bond registrars (including NorthWestern) and may remove any bond registrar, all at its discretion. (See Section 6.02.) The applicable prospectus supplement will identify any new place for registration of transfer and additional bond registrar appointed, and will disclose the removal of any bond registrar effected, prior to the date of the prospectus supplement. Except as otherwise provided in the applicable prospectus supplement, no service charge will be payable for any transfer or exchange of the SD Mortgage Bonds, but NorthWestern may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange. NorthWestern will not be required to issue, and no bond registrar will be required to register the transfer of or to exchange, SD Mortgage Bonds of any series during a period of 15 days prior to giving any notice of redemption, or any SD Mortgage Bond selected for redemption in whole or in part, except the unredeemed portion of any SD Mortgage Bond being redeemed in part. (See Section 3.05.)

Description of Montana Mortgage Bonds

The Montana Mortgage Bonds will be bonds, notes or other evidences of indebtedness authenticated and delivered under our Mortgage and Deed of Trust, dated as of October 1, 1945, to The Bank of New York Mellon (successor to Guaranty Trust Company of New York) (the “Corporate Trustee”) and Ming Ryan (successor to Arthur E. Burke) (the “Co-Trustee” and, together with the Corporate Trustee, the “MT Bond Trustees”), as amended and supplemented. In this prospectus, we refer to this Mortgage and Deed of Trust, as supplemented by various supplemental indentures, as the “MT Mortgage.” A copy of the MT Mortgage, as supplemented to date, has been incorporated by reference to the registration statement of which this prospectus forms a part, and the supplemental indenture relating to any series of MT Mortgage Bonds will be filed as an exhibit to or incorporated by reference in the registration statement at or prior to the time of issuance of that series of MT Mortgage Bonds.

The following description is a summary of the material provisions of the MT Mortgage and the MT Mortgage Bonds. This summary does not purport to be complete and does not restate the MT Mortgage in its entirety. This summary is subject to, and qualified in its entirety by, reference to the provisions of the MT Mortgage. We urge you to read the MT Mortgage because it, and not this description, defines your rights as a holder of the bonds. Certain defined terms used in this description but not defined below have the meanings assigned to them in the MT Mortgage. Whenever particular provisions or defined terms in the MT Mortgage are referred to, such provisions or defined terms are incorporated by reference herein. References to article and section numbers in this description of the MT Mortgage Bonds, unless otherwise indicated, are references to article and section numbers of the Mortgage and Deed of Trust, dated as of October 1, 1945.  For purposes of this Description of Montana Mortgage Bonds, references to NorthWestern refer to NorthWestern only and not to its subsidiaries.

General

The MT Mortgage does not expressly limit the maximum amount of indebtedness that may be issued thereunder. As of February 17, 2012, there were outstanding (a) $150.0 million of 6.04% Series MT Mortgage Bonds due 2016; (b) $250.0 million of 6.34% Series MT Mortgage Bonds due 2019; (c) $55.0 million of 5.71% Series MT Mortgage Bonds due 2039; (d) $161.0 million of 5.01% Series MT Mortgage Bonds due 2025; and (e) $170.2 million of 4.65% Series Pollution Control Bonds due 2023 (collectively, the “Outstanding MT Mortgage Bonds”). Additional MT Mortgage Bonds may be issued under the MT Mortgage on the basis of property additions, retired bonds and cash. See “Issuance of Additional MT Mortgage Bonds” below.

If NorthWestern uses this prospectus to offer any MT Mortgage Bonds, an accompanying prospectus supplement will describe, among other things, the following terms of the MT Mortgage Bonds being offered:

•	the descriptive title;

•	the series designation;

•	the date of the coupon bonds of that series;

•	the rate or rates of interests of the bonds;

•	the currency in which payable;

•	the date or dates of maturity;

•	the dates and place or places for the payment of interest;

•	the basis for issuance;

•	the terms and conditions of optional redemption, if any, including periods, dates and prices; and

•	the terms and conditions of sinking fund redemption, if any, including periods, dates and prices.

MT Mortgage Bonds may be issued as discount bonds, which may be sold at a discount below their principal amount. These MT Mortgage Bonds, as well as other MT Mortgage Bonds that are not issued at a discount below their principal amount, may be deemed to have been issued with “original issue discount” for United States federal income tax purposes. The applicable prospectus supplement will describe any special United States federal income tax considerations applicable to MT Mortgage Bonds issued with original issue discount, including discount bonds. In addition, the applicable prospectus supplement will describe any special United States federal income tax considerations or other restrictions or terms applicable to any series of MT Mortgage Bonds that is issuable in bearer form, offered exclusively to United States aliens, denominated in a currency other than United States dollars or having other special characteristics.

Other than the security afforded by the lien of the MT Mortgage and the restrictions on the issuance of additional MT Mortgage Bonds, the holders of the outstanding MT Mortgage Bonds do not, and unless the prospectus supplement that describes a particular series of MT Mortgage Bonds provides otherwise with respect to that series, the holders of any MT mortgage bonds to be offered by this prospectus will not, have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving NorthWestern. See “—Consolidation, Merger, Conveyance, Transfer or Lease” below.

Redemption of the MT Mortgage Bonds

If the series of MT Mortgage Bonds being offered is subject to optional or mandatory redemption, these terms will be described in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement with respect to MT Mortgage Bonds redeemable at the option of the holder, MT Mortgage Bonds will be redeemable only upon notice by mail not less than 30 days prior to the date fixed for redemption, and, if less than all the MT Mortgage Bonds of a series, or any tranche thereof, are to be redeemed, the particular MT Mortgage Bonds to be redeemed will be selected by such method as shall be provided for the particular series or tranche, or in the absence of any such provision, by such method as the MT Bond Trustees deem fair and appropriate. (See Section 52.)

Any notice of redemption at the option of NorthWestern may state that the redemption will be conditioned upon receipt by the MT Bond Trustees, on or prior to the date fixed for redemption, of money sufficient to pay the principal of and any premium and interest on the MT Mortgage Bonds being redeemed. In that event, if the required amount of money has not been so received, then the notice of redemption will be of no force and effect and NorthWestern will not be required to redeem the MT Mortgage Bonds. (See Section 52.)

Security

The MT Mortgage Bonds to be issued pursuant to this prospectus, together with all other indebtedness now or hereafter issued under the MT Mortgage, will be secured by the MT Mortgage, which constitutes, in the opinion of our internal counsel, a valid first mortgage lien on all of the materially important physical properties of the utility business in the States of Montana and Wyoming which NorthWestern acquired in connection with its acquisition (through a wholly-owned subsidiary) of The Montana Power Company (the “Montana Power Utility Business”) in 2002, subject to the exception from the lien of the MT Mortgage of certain property (as described below) and subject to certain liens and encumbrances having priority over the lien of the MT Mortgage (as described below). The property subject to the lien of the MT Mortgage is referred to herein as the “MT Mortgaged Property.”

The MT Mortgage contains provisions for subjecting after-acquired property (subject to pre-existing liens) to the lien thereof, other than property of the character expressly excepted (as described below), and subject to certain limitations in the case of consolidation or merger (regardless of whether NorthWestern is the surviving corporation) or sale of substantially all of the MT Mortgaged Property. The MT Mortgage permits NorthWestern to acquire property subject to prior liens.

The bonds will rank equally in right of payment with all current and future debt that is secured by the MT Mortgage; provided, however, that the MT Bond Trustees shall have a lien upon the MT Mortgaged Property prior to the bonds for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities. (See Granting Clauses and Sections 6, 36 and 96.)

Excepted Property

There are excepted from the lien of the MT Mortgage all of the properties and franchises owned by NorthWestern on, and acquired by NorthWestern after, the date in 2002 on which NorthWestern acquired the properties of the Montana Power Utility Business from its wholly-owned subsidiary (which, in turn, acquired the properties of the Montana Power Utility Business upon the merger of The Montana Power Company with and into that subsidiary) and assumed the MT Mortgage, other than the properties of the Montana Power Utility Business and improvements, extensions and additions to, and replacements of and substitutions for, those properties. These excepted properties include properties that are subject to the lien of the South Dakota Mortgage which was entered into by the Company in 1993 prior to its acquisition of the Montana Power Utility Business. (See Twenty-Second Supplemental, Granting Clauses.)

In addition, there are excepted from the lien of the Mortgage the following properties (collectively, the “Excepted Property”):

•	cash and securities not specifically pledged, paid, deposited, delivered or held under the MT Mortgage or covenanted so to be;

•
merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business; fuel, oil and similar materials and supplies consumable in the operation of any of the properties of NorthWestern; all aircraft, tractors, rolling stock, trolley coaches, buses, motor coaches, automobiles, motor trucks and other vehicles and materials and supplies held for the purpose of repairing or replacing any of the same;

•	bills, notes and accounts receivable, judgments, demands and choses in action, and contracts, leases and operating agreements not specifically pledged under the MT Mortgage or covenanted so to be; and

•
electric energy, gas, steam, water, ice and other materials or products generated, manufactured, produced, purchased or acquired by NorthWestern for sale, distribution or use in the ordinary course of its business and all timber, minerals, mineral rights and royalties, and all property used principally for the production or gathering of natural gas or for the production, gathering or storage of oil or condensate (“Gas and Oil Production Property”);

provided, however, that the property and rights expressly excepted under the second and third bullet points above shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that the MT Bond Trustees or a receiver or a trustee takes possession of the property subject to the MT Mortgage by reason of the occurrence of a Default (as defined in the MT Mortgage). (See Granting Clauses.)

NorthWestern has reserved the right to amend the MT Mortgage, without the consent of the holder of the bonds or the holders of certain other MT Mortgage Bonds, to eliminate the “springing lien” of the MT Mortgage (described in the proviso to the preceding sentence) to the extent it pertains to accounts receivable and MT Mortgaged Property relating thereto. (See Twenty-Sixth Supplemental, Section 4.01, Twenty-Seventh Supplemental, Section 4.01, Twenty-Eighth Supplemental, Section 3.01, and Twenty-Ninth Supplemental, Section 3.01.)

Excepted Encumbrances

The lien of the MT Mortgage is subject and subordinate to liens and encumbrances which constitute Excepted Encumbrances (as defined in the MT Mortgage). Excepted Encumbrances include:

•
liens for taxes, assessments or governmental charges that are not delinquent or which are being contested in good faith, liens for workmen’s compensation awards and similar obligations that are not delinquent, and undetermined liens or charges incidental to construction;

•
liens securing indebtedness, neither assumed nor guaranteed by NorthWestern nor on which NorthWestern customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by NorthWestern for substation, transmission line, transportation line, distribution line or right of way purposes;

•
rights of any municipality or public authority pursuant to the terms of any right, power, franchise, grant, license or permit, or pursuant to any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of NorthWestern;

•
rights of others to take or receive any part of the power, gas, oil or other mineral or timber generated, developed, produced, manufactured, pumped or stored by, or grown on, or acquired with, any property of NorthWestern;

•
easements, restrictions, exceptions or reservations in any property and/or rights of way of NorthWestern for the purpose of roads, pipe lines, transmission lines, distribution lines, removal of coal or other minerals or timber and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in title of any property and/or rights of way, which do not materially impair the use of such property and/or rights of way for the purpose for which such property and/or rights of way are held by NorthWestern;

•
rights of any municipality or public authority to control or regulate any property of NorthWestern, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by NorthWestern; and

•	any obligations or duties, affecting the property of NorthWestern, to any municipality or public authority with respect to any franchise, grant, license or permit.

(See Granting Clauses and Section 6.)

Qualified Liens

The lien of the MT Mortgage may be subject and subordinate to any lien or encumbrance (not included in Excepted Encumbrances) existing upon any Property Additions made the basis under the MT Mortgage, among other things, for the authentication and delivery of MT Mortgage Bonds or the withdrawal of cash or the release of property from the lien of the MT Mortgage. Any such Property Additions (as defined in the MT Mortgage and described under “—Property Additions” below) made the basis for such events are referred to as “Funded Property Additions.” Any such lien or encumbrance on Funded Property Additions is referred to as a “Qualified Lien.” Any bond or other indebtedness secured by a Qualified Lien is referred to as a “Qualified Lien Bond.” (See Section 6.) As of December 31, 2011, none of NorthWestern’s Funded Property Additions was subject to a Qualified Lien.

Issuance of Additional MT Mortgage Bonds

General. The maximum principal amount of MT Mortgage Bonds which may be issued under the Mortgage is not limited (except that, until the delivery by NorthWestern to the MT Bond Trustees and the recording in all counties in which the MT Mortgaged Property is located of a supplemental indenture increasing the same, the aggregate principal amount of advances made subsequent to May 1, 1993 and outstanding at any time that are secured by MT Mortgaged Property located in the State of Montana may not exceed $1,000,000,000). (See Sixteenth Supplemental, Section 2.) MT Mortgage Bonds of any series may be issued from time to time on the basis and to the extent of:

•
60% of the lesser of the cost or the fair value (determined in accordance with the MT Mortgage) of unfunded Property Additions (after adjustments in certain cases to offset property retirements and after making adjustments for Qualified Lien Bonds outstanding against Property Additions);

•	100% of the principal amount of retired MT Mortgage Bonds; and

•	100% of cash deposited with the MT Bond Trustees;

provided, that $25,000,000 in total aggregate principal amount of MT Mortgage Bonds of any one or more series may be issued without compliance with the above limits, but only upon the showing of net earnings referred to under “—Net Earnings Test” below. (See Sections 20, 25, 29 and 30; Fourth Supplemental, Section 2 and Thirteenth Supplemental, Section 4.)

Net Earnings Test.  In general, and subject to certain exceptions in the case of the issuance of MT Mortgage Bonds on the basis of retired MT Mortgage Bonds as described in the second bullet point of the preceding paragraph, the issuance of MT Mortgage Bonds is subject to Adjusted Net Earnings of NorthWestern for any period of 12 consecutive months within the preceding 15 months being at least twice the interest requirements for 12 months on all MT Mortgage Bonds and all Qualified Lien Bonds (and any other indebtedness secured by a lien prior to the lien of the MT Mortgage) that are to be outstanding after the issuance of such MT Mortgage Bonds. This requirement is referred to as the “Net Earnings Test.”

Adjusted Net Earnings of NorthWestern are (in general terms) its operating revenues, net of its operating expenses, maintenance and repair expenses and provisions for retirement and depreciation of property, plus its other net income before income taxes (subject in the case of other net income and net revenues derived from property other than MT Mortgaged Property, to a limitation to 15% of total Adjusted Net Earnings). However, if Adjusted Net Earnings of NorthWestern, calculated on an allocated basis taking into account only the portions of the items otherwise included in the calculation of Adjusted Net Earnings that are reasonably allocated to or from the MT Mortgaged Property, are less than Adjusted Net Earnings of NorthWestern calculated without such allocation, the lesser Adjusted Net Earnings amount is required to be used for purposes of the Net Earnings Test. (See Sections 27, 29 and 7.)

If any MT Mortgage Bond or other indebtedness included in the Net Earnings Test bears interest at a variable rate, the issuance of MT Mortgage Bonds is subject to:

•
calculation by NorthWestern of the amount by which one-half (1/2) of Adjusted Net Earnings exceeds the interest requirements for 12 months on all fixed rate indebtedness included in the Net Earnings Test (such amount, as so calculated, being referred to as the “Maximum Permitted Variable Rate Interest Amount”); and

•
delivery by an independent (as defined for such purpose in the MT Mortgage) investment banking firm of a certificate to the effect that such firm believes, as of the date of such certificate, that the aggregate amount of interest to be payable on all variable rate indebtedness included in the Net Earnings Test during any 12-month period prior to the latest stated maturity date of any of such variable rate indebtedness will not exceed the Maximum Permitted Variable Rate Interest Amount.

(See Twenty-Third Supplemental, Sections 3.1 and 3.3.)

Property Additions.  Property Additions generally include electric, gas, steam or water property acquired after July 31, 1945, but may not include (among other excluded property) (i) Gas and Oil Production Property, (ii) Excepted Property of the character described in the second and third bullet points of the second paragraph under “—Excepted Property” above, (iii) property located outside the limits of the States of Montana, Idaho, Utah, Wyoming, North Dakota and South Dakota and States contiguous thereto (unless connected by transmission, distribution or other line owned by NorthWestern to a system, line or plant owned or operated by NorthWestern which is located within such limits) or outside the limits of the United States, or (iv) any property the cost of acquisition or construction of which is chargeable under acceptable principles of accounting to operating expenses. (See Section 4.)

NorthWestern has reserved the right to amend the MT Mortgage without any approval by holders of the MT Mortgage Bonds (i) to make available as Property Additions (in addition to property currently available as Property Additions) (a) any form of space satellites, space stations and other analogous facilities (“Space Satellites”) and (b) various fuel transportation facilities (primarily railroad cars and other railroad equipment, tankers and other vessels), and (ii) to permit property otherwise eligible as Property Additions to be located anywhere in the United States or Canada or their coastal waters and Space Satellites to be located anywhere. Notwithstanding the amendment, the MT Mortgage would continue to require all Property Additions to be used or useful in connection with the energy, fuel, water or steam business.

(See Tenth Supplemental, Section 5.)

Release of Property

MT Mortgaged Property may be released from the lien of the MT Mortgage on the basis of:

•	deposit with the MT Bond Trustees of cash or, subject to certain limitations, obligations secured by purchase money mortgages on the released property;

•	Property Additions, after adjustments in certain cases to offset property retirements and after making adjustments for Qualified Lien Bonds outstanding against Property Additions;

•	waiver of the right to issue MT Mortgage Bonds on the basis of retired MT Mortgage Bonds (or retired Qualified Lien Bonds); and

•	cash paid to the holder of a Qualified Lien in consideration for the release of the released property from such Qualified Lien.

(See Sections 57 to 63.)

Subject to certain limitations, cash held by the MT BondTrustees may:

•	be withdrawn by NorthWestern:

o
to the extent of the cost or fair value (determined in accordance with the MT Mortgage) of unfunded Property Additions (after certain deductions and additions, primarily to offset property retirements); or

o	to the extent of the waiver by NorthWestern of the right to issue MT Mortgage Bonds on the basis of retired MT Mortgage Bonds (or retired Qualified Lien Bonds); or

•	upon the request of NorthWestern, be applied to:

o	the purchase of MT Mortgage Bonds; or

o	the payment at maturity of any MT Mortgage Bonds or the redemption of MT Mortgage Bonds which by their terms are redeemable.

In addition, upon the request of NorthWestern, cash deposited with the MT Bond Trustees as the basis for issuance of MT Mortgage Bonds may be applied to the purchase, payment or redemption of MT Mortgage Bonds as described in the second bullet point above; provided, however, that with certain exceptions, none of such cash may be applied to the payment of more than the principal amount of MT Mortgage Bonds so purchased, paid or redeemed. (See Sections 31, 32 and 61.)

When property released or cash withdrawn consists of or represents proceeds of property which was not previously made the basis for the authentication and delivery of MT Mortgage Bonds or the release of property or the withdrawal of cash from the lien of the MT Mortgage, Property Additions made the basis of the release of property or a withdrawal of cash may in certain cases remain or become available as a credit under the MT Mortgage. Similarly, a waiver of the right to issue MT Mortgage Bonds made the basis of a release or withdrawal may in certain cases cease to be effective as such a waiver.

Without any necessity to comply with the requirements described above, NorthWestern may (i) release property that is obsolete or no longer necessary in NorthWestern’s operations upon substitution of other property of equal value, and (ii) may surrender certain rights, powers, franchises, licenses and permits if such surrender is necessary or desirable in the conduct of NorthWestern’s business. (See Section 58.)  Upon compliance with less stringent requirements than those described above, NorthWestern may obtain releases of unimproved real estate having de minimus value. (See Section 60.)

No prior notice to the holders of the MT Mortgage Bonds is required in connection with releases of property or withdrawals of cash, but subsequent reports are required in certain cases. (See Section 100.)

(See Sections 5, 31, 32, 37 and 46.)

Application of Insurance Proceeds

The MT Mortgage requires that the proceeds of insurance or other method or plan of protection of the MT Mortgaged Property against loss by fire be paid to the MT Bond Trustees and, at the request of NorthWestern, be applied by the MT Bond Trustees to reimburse NorthWestern for amounts spent by NorthWestern in the rebuilding or renewal of the MT Mortgaged Property destroyed or damaged; provided, however, that any such proceeds (i) that are not so applied within 18 months of receipt by the MT Bond Trustees, or (ii) in respect of which NorthWestern has not notified the MT Bond Trustees that it intends to so apply such proceeds within such 18 months, or (iii) with respect to which NorthWestern notifies the MT Bond Trustees at any time are not to be applied for such purpose may be released from the lien of the MT Mortgage in the same manner as described with respect to the withdrawal of cash under “—Release of Property.” (See Sections 37 and 61.)

Consolidation, Merger, Conveyance, Transfer or Lease of Assets

NorthWestern may consolidate with or merge into any other corporation or convey, transfer or lease, subject to the lien of the MT Mortgage, the MT Mortgaged Property as, or substantially as, an entirety to any corporation if: (i) such consolidation, merger, conveyance or transfer (a “Transaction”) or such lease is upon such terms as fully to preserve and in no respect to impair the lien or security of the MT Mortgage, or any of the rights or powers of the Trustees or the holders of the MT Mortgage Bonds; (ii) the due and punctual payment of the principal of and interest on all MT Mortgage Bonds and the due and punctual performance and observance of all the covenants and conditions of the MT Mortgage to be kept or performed by NorthWestern are expressly assumed, pursuant to an instrument in writing executed and delivered to the MT Bond Trustees, by the corporation formed by such consolidation or into which such merger shall have been made, or acquiring all or substantially all of the MT Mortgaged Property as an entirety, or by the lessee under any such lease the term of which extends beyond the date of maturity of any of the MT Mortgage Bonds (a “Successor”); and (iii) in case of any such lease, such lease is made expressly subject to immediate termination by NorthWestern or the MT Bond Trustees at any time during the continuance of a Default and by the purchaser of the property so leased upon the sale of such property by reason of a Default. (See Section 85.)

In the case of such a completed Transaction, the Successor will succeed to and be substituted for NorthWestern with the same effect as if it had been named in the MT Mortgage, and will have and may exercise under the MT Mortgage the same powers and rights as NorthWestern. (See Section 86.)

In the case of such a completed Transaction, unless the Successor elects otherwise, the MT Mortgage will not become a lien upon any of the properties then owned or thereafter acquired by the Successor, except for properties acquired from NorthWestern in or as a result of such Transaction and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part of such properties.

A Successor in such a completed Transaction that has (after giving effect to the Transaction) a plant account of at least $10,000,000 (or NorthWestern, if one or more federal, state, county or other governmental bodies or agencies or public, or semi-public corporations, districts or authorities acquires, as a bona fide step precedent to the dissolution of NorthWestern, 70% or more of NorthWestern’s outstanding shares of common stock) may, within 12 months after the completion of the Transaction (or such acquisition), deposit with the MT Bond Trustees cash in an amount at least sufficient to redeem all bonds outstanding under the MT Mortgage. Following such deposit, such cash would be applied to the redemption of such MT Mortgage Bonds that are redeemable in accordance with their terms or to the purchase of MT Mortgage Bonds that are not redeemable in accordance with their terms, subject to the consent of the holders of such MT Mortgage Bonds not so redeemable and the procedures set forth in the MT Mortgage pertaining to redemption or purchase of bonds outstanding under the MT Mortgage. (See Section 87.)

Nothing in the MT Mortgage prevents any consolidation or merger after the consummation of which NorthWestern would be the surviving or resulting corporation or any conveyance or other transfer or lease, subject to the lien of the MT Mortgage, of any part of the MT Mortgaged Property which does not constitute the entirety, or substantially the entirety, of the MT Mortgaged Property. In the case of a consolidation or merger described in the preceding sentence, unless NorthWestern elects otherwise, the MT Mortgage will not become a lien upon any of the properties acquired by NorthWestern in or as a result of such transaction or any improvements, extensions or additions to such properties or any renewals, replacements or substitutions of or for any part thereof.

Modification of MT Mortgage

Modifications Requiring Consent. Except as described below, the MT Mortgage provides that the rights and obligations of NorthWestern and the rights of the holders of the MT Mortgage Bonds may be modified with the consent of the holders of two-thirds (or more) of the MT Mortgage Bonds, and, if less than all series of MT Mortgage Bonds are affected, the consent also of two-thirds (or more) of the holders of MT Mortgage Bonds of each series affected, except that no modification shall be effective against the holder of any MT Mortgage Bond without the consent of such holder if (i) it impairs such holder’s right to receive payment of principal or interest due on such MT Mortgage Bond on or after the respective due dates expressed in such MT Mortgage Bond or to institute suit to enforce such payment right; (ii) it permits the creation of any lien ranking senior to or on a parity with the lien of the MT Mortgage with respect to the MT Mortgaged Property or it permits any non-assenting holder of MT Mortgage Bonds to be deprived of the benefit of such lien; or (iii) it reduces the percentage of holders of the MT Mortgage Bonds required for modification of the MT Mortgage with respect to any outstanding MT Mortgage Bonds. (See Article XIX, Fourth Supplemental, Section 9 and Thirteenth Supplemental, Section 6.)

Modifications Without Consent. Without the consent of or notice to the holders of the MT Mortgage Bonds, and so long as the same does not adversely affect any MT Mortgage Bonds then outstanding, NorthWestern and the MT Bond Trustees may enter into supplemental indentures (i) to waive or restrict any existing right of NorthWestern under the MT Mortgage, (ii) to provide additional covenants, limitations or restrictions for the benefit of any series of the MT Mortgage Bonds, (iii) to cure any ambiguity contained in the MT Mortgage or in any supplemental indenture, or (iv) to establish the terms and provisions of any series of MT Mortgage Bonds. (See Section 120.)

In connection with the issuance of Outstanding MT Mortgage Bonds, NorthWestern reserved the right to amend the MT Mortgage, without the consent of the holders of the Outstanding MT Mortgage Bonds or the holders of any MT Mortgage Bonds subsequently issued, to permit, without the consent of or notice to the holders of the MT Mortgage Bonds, amendments to and modifications of the MT Mortgage and any supplemental indenture (a) for any of the purposes described in clauses (i) through (iv) of the preceding sentence and (b) for any other purpose, in each case, if the same does not adversely affect the interests of the holders of the MT Mortgage Bonds in any material respect. (See Twenty-Sixth Supplemental, Section 4.02, Twenty-Seventh Supplemental, Section 4.02, Twenty-Eighth Supplemental, Section 3.02, and Twenty-Ninth Supplemental, Section 3.02.)

Modifications Consented to by Holders of Prior MT Mortgage Bonds. The holders of certain prior issues of MT Mortgage Bonds have agreed to vote in favor of or consent to certain amendments or modifications to the MT Mortgage which would, among other things, (i) permit adjusted net earnings to be determined on the basis of 12 consecutive months out of the preceding 18 months, and increase the amount of other income which may be included in the determination from 15% to 20% of total adjusted net income, (ii) permit the issuance of MT Mortgage Bonds on the basis of 70% of property additions, (iii) delete the adjusted net earnings requirement with respect to MT Mortgage Bonds issued on the basis of the retirement of MT Mortgage Bonds or Qualified Lien Bonds, and (iv) permit the rights of holders of MT Mortgage Bonds to be modified with the consent of a majority in principal amount of the MT Mortgage Bonds of the series affected.

Default

Each of the following events constitutes a “Default” under the MT Mortgage:

•	failure to pay the principal of any bond secured by the lien of the MT Mortgage when the same shall become due and payable;

•	failure to pay interest on any bond secured by the lien of the MT Mortgage for a period of 60 days after such interest shall have become due and payable;

•	failure to pay interest on or principal of any outstanding Qualified Lien Bonds which continues beyond the period of grace, if any, specified in the Qualified Lien securing such bonds;

•	failure to pay any installment of any funds required to be applied to the purchase or redemption of any MT Mortgage Bonds for a period of 60 days, after the same shall have become overdue and payable;

•	certain events relating to reorganizations, bankruptcy and insolvency of NorthWestern and the appointment of a receiver or trustee for its property; and

•
the expiration of a period of 90 days after the mailing by the MT Bond Trustees to NorthWestern or by the holders of 15% in principal amount of the MT Mortgage Bonds then outstanding to NorthWestern and the MT Bond Trustees of a written demand that NorthWestern perform a specified covenant or agreement contained in the MT Mortgage, in any indenture supplemental to the MT Mortgage or in any MT Mortgage Bond, which NorthWestern failed to perform prior to such mailing, unless NorthWestern during such period shall have performed such specified covenant or agreement. (See Section 65.)

Notices of Default.  The MT Bond Trustees are required to give the holders of the MT Mortgage Bonds notice of all defaults known to them within 90 days after the occurrence of such defaults unless such defaults have been cured before the giving of such notice, except that no such notice will be given in the case of a default of the character specified in the last bullet point under “—Defaults” above until at least 60 days after the occurrence of such default. The MT Bond Trustees may withhold any notice of default (except in regard to failure of payment of principal, interest or funds for retirement of MT Mortgage Bonds) if it is determined in good faith that withholding such notice is in the interests of the holders of the MT Mortgage Bonds. For the purposes of giving or withholding notices of default, a default is any Default or any event which, with the passage of time or the giving of notice or both, would constitute a Default. (See Section 66.)

Acceleration of Maturity.  If a Default occurs and is continuing, the MT Bond Trustees may, and upon written request of the holders of a majority in principal amount of MT Mortgage Bonds then outstanding will, and the holders of 25% in principal amount of MT Mortgage Bonds then outstanding may, declare the principal of, and accrued interest on, all outstanding MT Mortgage Bonds immediately due and payable. The holders of a majority in principal amount of outstanding MT Mortgage Bonds may annul any such declaration if, before any sale of the MT Mortgaged Property: (i) all non-payment Defaults have been cured; and (ii) all reasonable expenses of the MT Bond Trustees and all amounts payable on the MT Mortgage Bonds (other than the principal of any MT Mortgage Bonds that would not have been due except for such declaration) have been paid. (See Section 67.)

Possession and Sale of Mortgaged Property.  Under certain circumstances and to the extent permitted by law, if a Default occurs and is continuing, the MT Bond Trustees have the power to take possession of, and to hold, operate and manage, the MT Mortgaged Property, and to sell the MT Mortgaged Property. The MT Bond Trustees (if at the time such action shall be lawful) may sell at public auction all the MT Mortgaged Property as an entirety, or in such parcels as the holders of a majority in principal amount of the Mortgage Bonds then outstanding may request in writing, or in the absence of such request, as the MT Bond Trustees may determine and may proceed by suit to enforce payment of the MT Mortgage Bonds and to foreclose the MT Mortgage and to sell the MT Mortgaged Property under the judgment or decree of courts of competent jurisdiction. If the MT Mortgaged Property is sold, whether pursuant to the power of sale granted to the MT Bond Trustees under the MT Mortgage or pursuant to judicial proceedings, the principal of the outstanding MT Mortgage Bonds, if not previously due, will become immediately due. (See Sections 68, 69, 70 and 73.)

The proceeds of any sale of MT Mortgaged Property by reason of the occurrence and continuance of a Default, together with any other amounts of cash then held by the MT Bond Trustees as part of the MT Mortgaged Property, shall be applied, as follows: (i) first—to the payment of all taxes, assessments, governmental charges, Qualified Liens and liens prior to the lien of the MT Mortgage and of all the costs and expenses of such sale; and (ii) second—to the payment in full of the amounts then due and unpaid for principal of, premium (if any) and interest on the MT Mortgage Bonds and if such proceeds and other amounts are insufficient to pay in full all such amounts then due, then to the payment of such amounts ratably, with interest on the overdue principal at the rates expressed in the MT Mortgage Bonds, without preference or priority as to principal, premium or interest, or of any installment of interest over any other installment of interest (subject to certain exceptions relating to payments of any claim for interest which have been extended or transferred or pledged separate from the MT Mortgage Bond to which they relate); and (iii) third—any surplus remaining shall be paid to NorthWestern or such other Person as is lawfully entitled to receive the same. (See Section 76.)

Right to Direct Proceedings.  If a Default occurs and is continuing, the holders of a majority in principal amount of the MT Mortgage Bonds then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the MT Bond Trustees or exercising any trust power conferred on the MT Bond Trustees; provided that such direction does not conflict with any rule of law or with the MT Mortgage; provided further that the MT Bond Trustees may decline to follow any such direction if they determine in good faith that (i) the action or proceeding so directed would involve the MT Bond Trustees in personal liability or be unjustifiably prejudicial to nonassenting holders of MT Mortgage Bonds, or (ii) they will not be sufficiently indemnified for any expenditures in any action or proceeding so directed. (See Section 71.)

Remedies Limited by State Law.  The laws of the states in which the MT Mortgaged Property is located may limit or deny the ability of the MT Bond Trustees or security holders to enforce certain rights and remedies provided in the MT Mortgage in accordance with their terms, but in the opinion of counsel to NorthWestern, such laws do not render the MT Mortgage inadequate for the practical realization of the security interest and lien afforded thereby.

Limitation on Right to Institute Proceedings.  No holder of any MT Mortgage Bond shall have any right to institute any suit, action or proceeding in equity or at law for the exercise of any right or remedy under the MT Mortgage, unless:

•	such holder has previously given the MT Bond Trustees written notice of a Default;

•
the holders of not less than 25% in aggregate principal amount of the MT Mortgage Bonds then outstanding have made written request to the MT Bond Trustees to institute proceedings in respect of such Default and have offered the MT Bond Trustees indemnity satisfactory to the MT Bond Trustees against costs, expenses and liabilities incurred in complying with such request; and

•	for 60 days after receipt of such request, the MT Bond Trustees have failed to institute such proceedings.

Furthermore, no holder of MT Mortgage Bonds will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the lien of the MT Mortgage or to enforce any right under the MT Mortgage except in the manner provided therein. All proceedings are required to be maintained for the equal benefit of all holders of outstanding MT Mortgage Bonds. (See Section 80.)

No Impairment of Right to Receive Payment.  Notwithstanding any other provision of the MT Mortgage, the right of any holder of any MT Mortgage Bond to receive payment of principal of and interest on such MT Mortgage Bond, on or after the respective due dates expressed in such MT Mortgage Bond, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder. (See Section 80.)

Undertaking for Costs.  The holder of each MT Mortgage Bond is deemed to have agreed that, in any suit for the enforcement of any right or remedy under the MT Mortgage, or in any suit against the MT Bond Trustees (or either of them) for any action taken or omitted by them (or either of them) as trustee under the MT Mortgage, the court may, in its discretion, (i) require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and (ii) assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses of such party litigant; provided that the foregoing does not apply to any suit instituted by the MT Bond Trustees, or to any suit instituted by any holder, or group of holders, of MT Mortgage Bonds in an aggregate principal amount in excess of 10% of the aggregate principal amount of the MT Mortgage Bonds then outstanding, or to any suit instituted by any holder of any MT Mortgage Bonds for the enforcement of the payment of the principal of, or interest, on any MT Mortgage Bond on or after the stated due date thereof. (See Section 122.)

Indemnification of MT Bond Trustees.  As a condition precedent to certain actions to be taken by the MT Bond Trustees in the enforcement of the lien of the MT Mortgage and the institution of actions on the MT Mortgage Bonds, the MT Bond Trustees may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (See Section 80.)

Resignation or Removal of MT Bond Trustees

One or both of the MT Bond Trustees may at any time resign and be discharged of the trusts created by the MT Mortgage by giving written notice to NorthWestern and thereafter publishing notice of such resignation, specifying a date when such resignation shall take effect, in the manner provided in the MT Mortgage, and such resignation shall take effect upon the day specified in such notice unless a successor trustee shall have previously been appointed by the holders of the MT Mortgage Bonds or by NorthWestern in the manner provided in the MT Mortgage and in such event such resignation shall take effect immediately upon the appointment of such successor trustee. One or both of the MT Bond Trustees may be removed at any time by the holders of a majority in principal amount of the MT Mortgage Bonds then outstanding. In the absence of a Default or an event which, after notice, the passage of time or both, would constitute a Default, any MT Bond Trustees appointed by NorthWestern (as described below) may also be removed by NorthWestern. (See Section 101, Eighteenth Supplemental, Article I.)

If one or both of the MT Bond Trustees resigns or is removed or a vacancy (as defined for such purpose in the MT Mortgage) otherwise exists in the office of one or both of the MT Bond Trustees, such vacancy may be filled by the holders of a majority in principal amount of the MT Mortgage Bonds then outstanding; provided that, until such vacancy is filled by such holders, NorthWestern may appoint a successor trustee to fill such vacancy until such holders appoint a successor trustee for such purpose (and any successor trustee appointed by NorthWestern shall be superseded by a successor trustee appointed by such holders if such appointment is made within one year of the publishing of notice of such vacancy in accordance with the MT Mortgage); provided further that if such vacancy is not filled within six months after it arose, the holder of any MT Mortgage Bond or the retiring MT Bond Trustee may apply to any court of competent jurisdiction for the appointment of a successor MT Bond Trustee to fill such vacancy. (See Section 102.)

The MT Mortgage contains special provisions with respect to resignation, removal and replacement of a MT Bond Trustee in the event of a conflict of interest on the part of such MT Bond Trustee. (See Section 99.)

Evidence to be Furnished to MT Bond Trustees

Compliance with MT Mortgage provisions is evidenced by written statements of NorthWestern officers or persons selected or paid by NorthWestern. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, an annual compliance certificate is required to be filed by NorthWestern as to the absence (or, if applicable and set forth in such certificate, the presence) of default under any of the covenants in the MT Mortgage. (See Section 44.)

Governing Law

The MT Mortgage does not contain a contractual choice of law as the governing law of the MT Mortgage or the MT Mortgage Bonds.

Book-Entry System

Unless we indicate otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, will act as securities depository for the first mortgage bonds.  The first mortgage bonds will be issued as fully-registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC.  One fully-registered certificate will be issued for each issue of first mortgage bonds, each in the aggregate principal amount of any such issue, and will be deposited with DTC.  If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of any such issue.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.  DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC.  DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts.  This eliminates the need for physical movement of securities certificates.  Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).  DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies.  DTCC is owned by the users of its regulated subsidiaries.  Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).  The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of first mortgage bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the first mortgage bonds on DTC’s records.  The ownership interest of each actual purchaser of each first mortgage bond (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records.  Beneficial Owners will not receive written confirmation from DTC of their purchase.  Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the first mortgage bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.  Beneficial Owners will not receive certificates representing their ownership interests in first mortgage bonds, except in the event that use of the book-entry system for the first mortgage bonds is discontinued.

To facilitate subsequent transfers, all first mortgage bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC.  The deposit of first mortgage bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership.  DTC has no knowledge of the actual Beneficial Owners of the first mortgage bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such first mortgage bonds are credited, which may or may not be the Beneficial Owners.  The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.  Beneficial Owners of first mortgage bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the first mortgage bonds, such as redemptions, tenders, defaults, and proposed amendments to the first mortgage bonds documents.  For example, Beneficial Owners of first mortgage bonds may wish to ascertain that the nominee holding the first mortgage bonds for their benefit has agreed to obtain and transmit notices to Beneficial Owners.  In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the first mortgage bonds within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to first mortgage bonds unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures.  Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date.  The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts first mortgage bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and interest payments on the first mortgage bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC.  DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on payable date in accordance with their respective holdings shown on DTC’s records.  Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, our agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the first mortgage bonds at any time by giving reasonable notice to us or our agent.  Under such circumstances, in the event that a successor depository is not obtained, first mortgage bonds certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository).  In that event, first mortgage bonds certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter, agent, or dealer takes any responsibility for the accuracy thereof.

 DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and certain provisions of our certificate of incorporation, as amended and restated, and bylaws, as amended and restated is a summary of selected general terms thereof and is qualified in its entirety by the provisions of our certificate of incorporation, as amended and restated, and bylaws, as amended and restated, copies of both of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and the laws of the state of Delaware.

Our restated certificate of incorporation authorizes us to issue 250,000,000 shares of stock, divided into two classes: (1) 200,000,000 shares of common stock, $0.01 par value per share, and (2) 50,000,000 shares of preferred stock, $0.01 par value per share.

The transfer agent and registrar for our capital stock is Registrar and Transfer Company, Cranford, New Jersey.

Common Stock

As of February 10, 2012, we had 36,298,589 shares of common stock issued and outstanding.  The common stock currently outstanding is, and the common stock offered pursuant to this prospectus will be, fully paid and non-assessable.

Dividend Rights

Subject only to any prior rights and preferences of any shares of our preferred stock that may in the future be issued and outstanding, the holders of the common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the board of directors will declare a dividend.  As of February 17, 2012, we had no preferred stock outstanding.

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Under our certificate of incorporation, the voting rights, if any, of our preferred stock may differ from the voting rights of our common stock.  The holders of our common stock do not have cumulative voting rights. Our bylaws provide for a plurality voting standard for the election of directors.

Liquidation Rights

If we were to liquidate, subject to the terms of any outstanding series of preferred stock, the holders of our common stock are entitled to receive pro rata our assets legally available for distribution to stockholders.

Other Rights

Our common stock is not liable to further calls or assessment. The holders of our common stock have no preemptive rights. Our common stock cannot be redeemed, and it does not have any conversion rights or sinking fund provisions.

Effects on Our Common Stock if We Issue Preferred Stock

As discussed below, our board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series. If we issue any preferred stock, we may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock. In addition, the ability of our board of directors to issue preferred stock may delay or prevent a change in control of NorthWestern Corporation.

Preferred Stock

Our board of directors is authorized, subject to any limitations imposed by law, without the approval of our stockholders, to issue from time to time up to a total of 50,000,000 shares of our preferred stock, $0.01 par value per share, in one or more series, with each such series having such powers, including voting powers, preferences, and relative participating optional or other special rights and any qualifications, limitations or restrictions thereof, as our board of directors may determine at the  time of issuance. Thus, without seeking stockholder approval, our board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock.

The issuance of our preferred stock, while potentially providing us with flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or delay or deter a third party from attempting to acquire, a majority of our outstanding voting stock.

As of February 17, 2012, we had 50,000,000 shares of preferred stock available for issuance and no preferred stock outstanding.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each series. We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following, as applicable:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•
the dividend rate or rates or method of calculating the rates, the dates on which and the place or places where the dividends will be payable, whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•
the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	any date of maturity of the preferred stock;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•
any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the series.

Delaware law provides that the holders of preferred stock have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation for preferred stock.

The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designation for complete information.

As described under “Description of Depositary Shares” below, we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement or term sheet relating to the particular series of preferred stock) in a share of the particular series of preferred stock issued and deposited with a depositary.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full, and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

Provisions of our Certificate of Incorporation and our Bylaws That Could Delay or Prevent a Change in Control

Our restated certificate of incorporation and bylaws contain provisions which will make it difficult to obtain control of NorthWestern Corporation if our board of directors does not approve the transaction. The provisions include the following:

Number of Directors, Vacancies, Removal of Directors

Our certificate of incorporation and bylaws provide that our board of directors will have at least five and at most 11 directors. A majority of the continuing directors decide the exact number of directors at a given time and fill any new directorships and vacancies.

Our certificate of incorporation provides that our directors may be removed, only for cause, by at least 66 2/3% of the shares then entitled to vote in an election of directors. In addition, our certificate of incorporation provides that any action required or permitted to be taken by our stockholders, including the removal of directors, must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders. Our bylaws permit stockholders to call a special meeting if called by 25% or more of the outstanding shares of voting capital stock of the company.

Meetings of Stockholders

No Cumulative Voting.  Our restated certificate of incorporation does not provide for cumulative voting.

Advance Notice Provisions.  Our bylaws require that for a stockholder to nominate a director or bring other business before an annual meeting, the stockholder must give notice not later than 90 days nor earlier than 120 days prior to the first anniversary of the prior year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder must give notice not earlier than 120 days prior to such annual meeting, nor later than the later of 90 days prior to such annual meeting or 10 days after the day on which the public announcement of the date of the meeting was first made. In addition, if the number of directors to be elected to the board at an annual meeting is increased and there is no public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder must give notice, but only with respect to nominees for the additional directorships, so it is delivered not later than 10 days after the day on which such public announcement is first made.

All such notices must be received by our Corporate Secretary by the close of business on the specified date to be deemed to have been delivered on that date. The public announcement of an adjournment or postponement of an annual meeting does not commence a new time period or extend the foregoing time period.

No Stockholder Action by Written Consent. Our certificate of incorporation provides that all action by stockholders must be taken at an annual or special meeting. The stockholders may not act by written consent. This provision prevents our stockholders from initiating or effecting any action by written consent, thereby limiting the ability of our stockholders to take actions opposed by our board of directors.

Special Meetings of Stockholders.  Our bylaws provide that special meetings of stockholders may be called by the board of directors acting pursuant to a resolution adopted by a majority of the whole board of directors or the chairman of the board of directors, or upon written notice to the board of directors by holders of 25% or more of our outstanding voting stock.

Provisions Relating to the Authorization of Business Combinations.  Our certificate of incorporation requires that certain mergers, consolidations, sales of substantial assets, issuances of capital stock and certain other business combinations involving us and any substantial (10% or more) holder of our voting stock unless the transaction is approved by a majority of our disinterested directors or by the holders of at least 66 2/3% of the outstanding shares of capital stock of the company entitled to vote generally, excluding any shares beneficially owned by the interested stockholder or any affiliate of any interested stockholder (as such terms are defined in the certificate of incorporation).  This provision may be amended only by the approval of the holders of at least two-thirds of the outstanding shares of our voting stock.

Provisions of Delaware Law That Could Delay or Prevent a Change in Control

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. With some exceptions, this law prohibits us from engaging in some types of business combinations with a person who owns 15% or more of our outstanding voting stock for a three-year period after that person acquires the stock. This prohibition does not apply if our board of directors approved of the business combination or the acquisition of our stock before the person acquired 15% of the stock. A business combination includes mergers, consolidations, stock sales, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

 DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock rather than full shares of preferred stock, and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement or term sheet, of a share of the applicable series of preferred stock. The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share. The description set forth below and in any prospectus supplement or term sheet of certain provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete. You should carefully review the prospectus supplement or term sheet and the form of deposit agreement and form of depositary receipts relating to each series of preferred stock.

General

We may, at our option, elect to have shares of any series of preferred stock be represented by depositary shares. The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter with a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000. This bank or trust company will be considered the depositary. The prospectus supplement or term sheet relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of such series of preferred stock underlying such depositary share, to all the rights and preferences of such series of preferred stock underlying such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of such series of preferred stock described in the applicable prospectus supplement or term sheet.

Unless otherwise specified in the prospectus supplement or term sheet, a holder of depositary shares is not entitled to receive the shares of such series of preferred stock underlying the depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts. Definitive depositary receipts will thereafter be prepared without unreasonable delay.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the applicable series of preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the number of depositary shares owned by the holder on the relevant record date.

In the event of a distribution other than cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to such property, as nearly as practicable, in proportion to the number of depositary shares owned by the holder. However, if the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The amounts distributed by the depositary may be reduced by any amount required to be withheld by us or the depositary on account of taxes.

The deposit agreement also will contain provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock will be made available to holders of depositary shares.

Conversion and Exchange

If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement or term sheet relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to its terms.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of such series of preferred stock underlying the depositary shares. Whenever we redeem a series of preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of such series of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of a series of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such shares of preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for such series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of such series of preferred stock underlying such holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of such series of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. If the depositary does not receive instructions from the holders of depositary shares, the depositary will abstain from voting the preferred stock that underlies these depositary shares.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the applicable series of preferred stock and any exchange or redemption of such series of preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We (or at our option the depositary) will forward to the holders of depositary shares all of our reports and communications which we are required to furnish to the holders of the series of preferred stock represented by the depository receipts.

Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary share of preferred stock unless satisfactory indemnity has been furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. We may terminate the deposit agreement or it may be terminated by the depositary if a period of 90 days expires after the depositary has delivered written notice to us of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver the applicable series of preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing the applicable series of preferred stock, depositary receipts and other documents relating to the subject matter of the deposit agreement.

 PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in one or more of the following ways from time to time:  (i) to or through underwriters or dealers; (ii) directly to purchasers; (iii) through agents; or (iv) through a combination of such methods. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement. The prospectus supplement with respect to the securities being sold will set forth the specific plan of distribution with respect to those securities, including the name or names of any underwriters, dealers, or agents, the purchase price of the securities and the net proceeds to us from the sale, any underwriting discounts or agency fees and other items constituting underwriters’, dealers’, or agents’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters participate in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities being offered if any are purchased. If we use dealers in the sale, we will sell the securities to each dealer as principal. The dealer may then resell the securities at varying prices determined at the time of resale.

If the securities are sold by agents, any commissions payable by us to those agents will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

We may make sales of our common stock to or through one or more underwriters, dealers or agents in at-the-market offerings and may do so pursuant to the terms of a distribution or other similar agreement between us and the underwriters, dealers or agents. If we engage in at-the-market sales pursuant to a distribution agreement or other similar agreement, we will issue and sell shares of our common stock to or through one or more underwriters, dealers or agents, which may act on an agency basis or on a principal basis.

The securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one of more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as our agent. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

If we so indicate in the applicable prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification against securities civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities offered by this prospectus will be a new issue and, except for the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of new securities on an exchange, or in the case of the common stock, on any additional exchange, but unless otherwise indicated in the prospectus supplement, we have no obligation to cause any securities to be so listed. Any underwriters that purchase securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, any securities.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated  in this Prospectus by reference from NorthWestern’s Annual Report on Form 10-K, and the effectiveness of NorthWestern’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Unless otherwise provided in the applicable prospectus supplement, the legality of the common stock, preferred stock, depositary shares and SD Mortgage Bonds being offered by this prospectus will be passed upon for us by Timothy P. Olson, Esq., our Senior Corporate Counsel and Corporate Secretary, who owns less than 1% of our outstanding common stock.  Unless otherwise provided in the applicable prospectus supplement, the legality of the MT Mortgage Bonds being offered by this prospectus will be passed upon for us by Leonard, Street and Deinard.  Certain legal matters in connection with the offered securities will be passed on for any underwriters, dealers or agents by their counsel named in the applicable prospectus supplement.

________________________

You should rely only on the information included or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus specifying the final terms of a particular offering of securities. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee*	$
Printing and Engraving Expenses**	$
Trustee and/or Transfer Agent and Registrar Fees**	$
Legal Fees and Expenses**	$
Rating Agency Fees** Accountants’ Fees and Expenses**	$
Listing Fees**	$
Miscellaneous**	$

Total	$
________________________________

*
Under Rules 456(b) and 457(r) under the Securities Act of 1933, the SEC registration fee is being deferred and will be paid at the time of any particular offering of securities under this registration statement.

**
Because an indeterminate amount of securities is covered by this registration statement, the fees and expenses in connection with the issuance and distribution of the securities are not currently determinable.

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended certificate of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.  The Company’s Amended and Restated Certificate of Incorporation does contain provisions limiting the liability of the Company’s officers and directors consistent with Section 102(b)(7) of the DGCL.

Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements

The Company has entered into indemnification agreements with certain of its current directors and senior members of management. The indemnification agreements generally require the Company to indemnify and hold such persons harmless to the greatest extent permitted by law for liabilities arising out of such person’s service to the Company as a director or manager, if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the Company’s best interests and, with respect to criminal proceedings, if the person had no reasonable cause to believe that his or her conduct was unlawful. In addition, the indemnification agreements provide that the Company will make an advance payment of expenses to such person who has entered into an indemnification agreement, if such person requests such advance payment of expenses related to attorney fees and/or court costs, in connection with any proceeding relating to any fact or occurrence arising from or relating to events or occurrences specified in this paragraph.

Insurance

Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. The Company maintains a policy insuring its directors and officers and directors and officers of its subsidiary companies, to the extent they may be required or permitted to indemnify such directors or officers, against certain liabilities arising from acts or omission in the discharge of their duties that they shall become legally obligated to pay.

Item 16. Exhibits
Exhibit Number	Description of Document
1(a)*
Form of Underwriting Agreement (forms of any underwriting agreements with respect to any securities offered under the prospectus contained in this registration statement will be filed as exhibits to a current report on Form 8-K, as contemplated by Item 601(b)(1) of Regulation S-K).

1(b)*
Form of Sales Agency Agreement (forms of any sales agency agreements with respect to any securities offered under the prospectus contained in this registration statement will be filed as exhibits to a current report on Form 8-K, as contemplated by Item 601(b)(1) of Regulations S-K).

2.1(a)
Second Amended and Restated Plan of Reorganization of NorthWestern Corporation (incorporated by reference to Exhibit 2.1 of NorthWestern Corporation’s Current Report on Form 8-K, dated October 20, 2004, Commission File No. 1-10499).

2.1(b)
Order Confirming the Second Amended and Restated Plan of Reorganization of NorthWestern Corporation (incorporated by reference to Exhibit 2.2 of NorthWestern Corporation’s Current Report on Form 8-K, dated October 20, 2004, Commission File No. 1-10499).

3.1
Amended and Restated Certificate of Incorporation of NorthWestern Corporation, dated November 1, 2004 (incorporated by reference to Exhibit 3.1 of NorthWestern Corporation’s Current Report on Form 8-K, dated October 20, 2004, Commission File No. 1-10499).

3.2
Amended and Restated By-Laws of NorthWestern Corporation, dated October 26, 2011 (incorporated by reference to Exhibit 3.1 of NorthWestern Corporation’s Current Report on Form 8-K, dated October 31, 2011 Commission File No. 1-10499).

4.1(a)
General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee, relating to the SD Mortgage Bonds (incorporated by reference to Exhibit 4(a) of NorthWestern Corporation’s Current Report on Form 8-K, dated August 16, 1993, Commission File No. 1-10499).

4.1(b)
Supplemental Indenture, dated as of November 1, 2004, by and between NorthWestern Corporation (formerly known as Northwestern Public Service Company) and JPMorgan Chase Bank (successor by merger to The Chase Manhattan Bank (National Association)), as Trustee under the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, relating to SD Mortgage Bonds (incorporated by reference to Exhibit 4.5 of NorthWestern Corporation’s Current Report on Form 8-K, dated November 1, 2004, Commission File No. 1-10499).

4.1(c)
Eighth Supplemental Indenture, dated as of May 1, 2008, by and between NorthWestern Corporation and The Bank of New York, as trustee under the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, relating to SD Mortgage Bonds (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation’s Current Report on Form 10-Q for the quarter ended June 30, 2008, Commission File No. 1-10499).

4.1(d)
Ninth Supplemental Indenture, dated as of May 1, 2010, by and between NorthWestern Corporation and The Bank of New York Mellon, as trustee under the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, relating to SD Mortgage Bonds (incorporated by reference to Exhibit 4.2 of NorthWestern Corporation’s Current Report on Form 10-Q for the quarter ended June 30, 2010, Commission File No. 1-10499).

4.2(a)
Mortgage and Deed of Trust, dated as of October 1, 1945, by The Montana Power Company in favor of Guaranty Trust Company of New York and Arthur E. Burke, as trustees, relating to the MT Mortgage Bonds (incorporated by reference to Exhibit 7(e) of The Montana Power Company’s Registration Statement, Commission File No. 002-05927).

4.2(b)
Eighteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of August 5, 1994, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 99(b) of The Montana Power Company’s Registration Statement on Form S-3, dated December 5, 1994, Commission File No. 033-56739).

4.2(c)
Twenty-First Supplemental Indenture to the Mortgage and Deed of Trust, dated as of February 13, 2002, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4(v) of NorthWestern Energy, LLC’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-31276).

4.2(d)
Twenty-Second Supplemental Indenture to the Mortgage and Deed of Trust, dated as of November 15, 2002, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation’s Current Report on Form 8-K, dated February 10, 2003, Commission File No. 1-10499).

4.2(e)
Twenty-Third Supplemental Indenture to the Mortgage and Deed of Trust, dated as of February 1, 2002, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.2 of NorthWestern Corporation’s Current Report on Form 8-K, dated February 10, 2003, Commission File No. 1-10499).

4.2(f)
Twenty-Fourth Supplemental Indenture, dated as of November 1, 2004, between NorthWestern Corporation and The Bank of New York and MaryBeth Lewicki, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.4 of NorthWestern Corporation’s Current Report on Form 8-K, dated November 1, 2004, Commission File No. 1-10499).

4.2(g)
Twenty-Fifth Supplemental Indenture, dated as of April 1, 2006, between NorthWestern Corporation and The Bank of New York and Ming Ryan, as trustees, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.4(n) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Commission File No. 1-10499).

4.2(h)
Twenty-Sixth Supplemental Indenture, dated as of September 1, 2006, between NorthWestern Corporation and The Bank of New York and Ming Ryan, as trustees, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.4 of NorthWestern Corporation’s Current Report on Form 8-K, dated September 13, 2006, Commission File No. 1-10499).

4.2(i)
Twenty-seventh Supplemental Indenture, dated as of March 1, 2009, among NorthWestern Corporation and The Bank of New York Mellon (formerly The Bank of New York) and Ming Ryan, as trustees, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation’s Current Report on Form 8-K, dated March 23, 2009, Commission File No. 1-10499).

4.2(j)
Twenty-eighth Supplemental Indenture, dated as of October 1, 2009, by and between NorthWestern Corporation and The Bank of New York Mellon, as trustee, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, Commission File No. 1-10499).

4.3(a)
Twenty-ninth Supplemental Indenture, dated as of May 1, 2010, among NorthWestern Corporation and The Bank of New York Mellon and Ming Ryan, as trustees (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, Commission File No. 1-10499).

4.4(a)*	Form of Supplemental Indenture relating to SD Mortgage Bonds
4.4(b)*	Form of Supplemental Indenture relating to MT Mortgage Bonds
4.4(c)*	Form of certificate of designations for preferred stock
4.4(d)*	Form of certificate for preferred stock
4.4(e)*	Form of depositary receipt
4.4(f)*	Form of depositary agreement
5.1**	Opinion of Timothy P. Olson, internal counsel to NorthWestern Corporation.
5.2**	Opinion of Leonard, Street and Deinard, counsel to NorthWestern Corporation.
12.1
Computation of Ratio of Earnings to Fixed Charges of NorthWestern Corporation (incorporated by reference to NorthWestern Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, Exhibit 12.1, Commission File No. 1-10499).

23.1**	Consent of Timothy P. Olson, internal counsel to NorthWestern Corporation (included in Exhibit 5.1 hereto).
23.2**	Consent of Leonard, Street and Deinard, counsel to NorthWestern Corporation (included in Exhibit 5.2 hereto).
23.3**	Consent of Deloitte & Touche LLP.
24.1**	Power of Attorney
25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon related to the SD Mortgage Bonds
25.2**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon related to the MT Mortgage Bonds
_______________________________
* **	To be filed by amendment or pursuant to a report filed pursuant to Section 13 or 15(d) of the Exchange Act if applicable. Filed herewith

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NorthWestern Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on this 17th day of February, 2012.

NORTHWESTERN CORPORATION

By:	/s/ Robert C. Rowe
Robert C. Rowe
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ E. Linn Draper, Jr.	Chairman of the Board	February 17, 2012
E. Linn Draper, Jr.
/s/ Robert C. Rowe	President, Chief Executive Officer and Director	February 17, 2012
Robert C. Rowe	(Principal Executive Officer)
/s/ Brian B. Bird	Vice President, Chief Financial Officer and	February 17, 2012
Brian B. Bird	Treasurer (Principal Financial Officer)
/s/ Kendall G. Kliewer	Vice President and Controller	February 17, 2012
Kendall G. Kliewer	(Principal Accounting Officer)
/s/ Stephen P. Adik	Director	February 17, 2012
Stephen P. Adik
/s/ Dorothy M. Bradley	Director	February 17, 2012
Dorothy M. Bradley
/s/ Dana J. Dykhouse	Director	February 17, 2012
Dana J. Dykhouse
/s/ Julia L. Johnson	Director	February 17, 2012
Julia L. Johnson
/s/ Philip L. Maslowe	Director	February 17, 2012
Philip L. Maslowe
/s/ D. Louis Peoples	Director	February 17, 2012
D. Louis Peoples

EXHIBITS
Exhibit Number	Description of Document
1(a)*
Form of Underwriting Agreement (forms of any underwriting agreements with respect to any securities offered under the prospectus contained in this registration statement will be filed as exhibits to a current report on Form 8-K, as contemplated by Item 601(b)(1) of Regulation S-K).

1(b)*
Form of Sales Agency Agreement (forms of any sales agency agreements with respect to any securities offered under the prospectus contained in this registration statement will be filed as exhibits to a current report on Form 8-K, as contemplated by Item 601(b)(1) of Regulations S-K).

2.1(a)
Second Amended and Restated Plan of Reorganization of NorthWestern Corporation (incorporated by reference to Exhibit 2.1 of NorthWestern Corporation’s Current Report on Form 8-K, dated October 20, 2004, Commission File No. 1-10499).

2.1(b)
Order Confirming the Second Amended and Restated Plan of Reorganization of NorthWestern Corporation (incorporated by reference to Exhibit 2.2 of NorthWestern Corporation’s Current Report on Form 8-K, dated October 20, 2004, Commission File No. 1-10499).

3.1
Amended and Restated Certificate of Incorporation of NorthWestern Corporation, dated November 1, 2004 (incorporated by reference to Exhibit 3.1 of NorthWestern Corporation’s Current Report on Form 8-K, dated October 20, 2004, Commission File No. 1-10499).

3.2
Amended and Restated By-Laws of NorthWestern Corporation, dated October 26, 2011 (incorporated by reference to Exhibit 3.1 of NorthWestern Corporation’s Current Report on Form 8-K, dated October 31, 2011 Commission File No. 1-10499).

4.1(a)
General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee, relating to the SD Mortgage Bonds (incorporated by reference to Exhibit 4(a) of NorthWestern Corporation’s Current Report on Form 8-K, dated August 16, 1993, Commission File No. 1-10499).

4.1(b)
Supplemental Indenture, dated as of November 1, 2004, by and between NorthWestern Corporation (formerly known as Northwestern Public Service Company) and JPMorgan Chase Bank (successor by merger to The Chase Manhattan Bank (National Association)), as Trustee under the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, relating to SD Mortgage Bonds (incorporated by reference to Exhibit 4.5 of NorthWestern Corporation’s Current Report on Form 8-K, dated November 1, 2004, Commission File No. 1-10499).

4.1(c)
Eighth Supplemental Indenture, dated as of May 1, 2008, by and between NorthWestern Corporation and The Bank of New York, as trustee under the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, relating to SD Mortgage Bonds (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation’s Current Report on Form 10-Q for the quarter ended June 30, 2008, Commission File No. 1-10499).

4.1(d)
Ninth Supplemental Indenture, dated as of May 1, 2010, by and between NorthWestern Corporation and The Bank of New York Mellon, as trustee under the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, relating to SD Mortgage Bonds (incorporated by reference to Exhibit 4.2 of NorthWestern Corporation’s Current Report on Form 10-Q for the quarter ended June 30, 2010, Commission File No. 1-10499).

4.2(a)
Mortgage and Deed of Trust, dated as of October 1, 1945, by The Montana Power Company in favor of Guaranty Trust Company of New York and Arthur E. Burke, as trustees, relating to the MT Mortgage Bonds (incorporated by reference to Exhibit 7(e) of The Montana Power Company’s Registration Statement, Commission File No. 002-05927).

4.2(b)
Eighteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of August 5, 1994, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 99(b) of The Montana Power Company’s Registration Statement on Form S-3, dated December 5, 1994, Commission File No. 033-56739).

4.2(c)
Twenty-First Supplemental Indenture to the Mortgage and Deed of Trust, dated as of February 13, 2002, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4(v) of NorthWestern Energy, LLC’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-31276).

4.2(d)
Twenty-Second Supplemental Indenture to the Mortgage and Deed of Trust, dated as of November 15, 2002, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation’s Current Report on Form 8-K, dated February 10, 2003, Commission File No. 1-10499).

4.2(e)
Twenty-Third Supplemental Indenture to the Mortgage and Deed of Trust, dated as of February 1, 2002, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.2 of NorthWestern Corporation’s Current Report on Form 8-K, dated February 10, 2003, Commission File No. 1-10499).

4.2(f)
Twenty-Fourth Supplemental Indenture, dated as of November 1, 2004, between NorthWestern Corporation and The Bank of New York and MaryBeth Lewicki, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.4 of NorthWestern Corporation’s Current Report on Form 8-K, dated November 1, 2004, Commission File No. 1-10499).

4.2(g)
Twenty-Fifth Supplemental Indenture, dated as of April 1, 2006, between NorthWestern Corporation and The Bank of New York and Ming Ryan, as trustees, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.4(n) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Commission File No. 1-10499).

4.2(h)
Twenty-Sixth Supplemental Indenture, dated as of September 1, 2006, between NorthWestern Corporation and The Bank of New York and Ming Ryan, as trustees, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.4 of NorthWestern Corporation’s Current Report on Form 8-K, dated September 13, 2006, Commission File No. 1-10499).

4.2(i)
Twenty-seventh Supplemental Indenture, dated as of March 1, 2009, among NorthWestern Corporation and The Bank of New York Mellon (formerly The Bank of New York) and Ming Ryan, as trustees, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation’s Current Report on Form 8-K, dated March 23, 2009, Commission File No. 1-10499).

4.2(j)
Twenty-eighth Supplemental Indenture, dated as of October 1, 2009, by and between NorthWestern Corporation and The Bank of New York Mellon, as trustee, relating to MT Mortgage Bonds (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, Commission File No. 1-10499).

4.3(a)
Twenty-ninth Supplemental Indenture, dated as of May 1, 2010, among NorthWestern Corporation and The Bank of New York Mellon and Ming Ryan, as trustees (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, Commission File No. 1-10499).

4.4(a)*	Form of Supplemental Indenture relating to SD Mortgage Bonds
4.4(b)*	Form of Supplemental Indenture relating to MT Mortgage Bonds
4.4(c)*	Form of certificate of designations for preferred stock
4.4(d)*	Form of certificate for preferred stock
4.4(e)*	Form of depositary receipt
4.4(f)*	Form of depositary agreement
5.1**	Opinion of Timothy P. Olson, internal counsel to NorthWestern Corporation.
5.2**	Opinion of Leonard, Street and Deinard, counsel to NorthWestern Corporation.
12.1
Computation of Ratio of Earnings to Fixed Charges of NorthWestern Corporation (incorporated by reference to NorthWestern Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, Exhibit 12.1, Commission File No. 1-10499).

23.1**	Consent of Timothy P. Olson, internal counsel to NorthWestern Corporation (included in Exhibit 5.1 hereto).
23.2**	Consent of Leonard, Street and Deinard, counsel to NorthWestern Corporation (included in Exhibit 5.2 hereto).
23.3**	Consent of Deloitte & Touche LLP.
24.1**	Power of Attorney

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon related to the SD Mortgage Bonds
25.2**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon related to the MT Mortgage Bonds
______________________________
* **	To be filed by amendment or pursuant to a report filed pursuant to Section 13 or 15(d) of the Exchange Act if applicable. Filed herewith